UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2))

☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

TESLA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 7, 2021

Dear Tesla Stockholders:

We are pleased to inform you that our 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) will be held on Thursday, October 7, 2021, at 2:30 p.m. Pacific Time, at Tesla’s Fremont Factory located at 45500 Fremont Boulevard, Fremont, CA 94538. For your convenience, we will also webcast the 2021 Annual Meeting live via the Internet at www.tesla.com/2021shareholdermeeting. The agenda of the 2021 Annual Meeting will be the following items of business, which are more fully described in this proxy statement:

Agenda Item		Board Vote Recommendation

Tesla Proposals

1.

A Tesla proposal to elect two Class II directors to serve for a term of three years, subject to the approval of Proposal Two, or until their respective successors are duly elected and qualified (“Proposal One”).

“FOR”

2.	A Tesla proposal for adoption of amendments to certificate of incorporation to reduce director terms to two years (“Proposal Two”).	“FOR”

3.	A Tesla proposal for adoption of amendments to certificate of incorporation and bylaws to eliminate applicable supermajority voting requirements (“Proposal Three”).	“NONE”

4.	A Tesla proposal to ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (“Proposal Four”).	“FOR”

Stockholder Proposals

5.	A stockholder proposal regarding reduction of director terms to one year, if properly presented (“Proposal Five”).	“AGAINST”

6.	A stockholder proposal regarding additional reporting on diversity and inclusion efforts, if properly presented (“Proposal Six”).	“AGAINST”

7.	A stockholder proposal regarding reporting on employee arbitration, if properly presented (“Proposal Seven”).	“AGAINST”

8.	A stockholder proposal regarding assigning responsibility for strategic oversight of human capital management to an independent board-level committee, if properly presented (“Proposal Eight”).	“AGAINST”

9.	A stockholder proposal regarding additional reporting on human rights, if properly presented (“Proposal Nine”).	“AGAINST”

All stockholders as of close of business on August 9, 2021 are cordially invited to attend the 2021 Annual Meeting in person. Please read this proxy statement carefully to ensure that you have proper evidence of stock ownership as of August 9, 2021, as we will not be able to accommodate guests without such evidence at the 2021 Annual Meeting.

Due to evolving regulations regarding travel and gatherings, we will announce more specific details regarding check-in procedures for the 2021 Annual Meeting closer to the date of the 2021 Annual Meeting.

We are providing our proxy materials to our stockholders over the Internet. This reduces our environmental impact and our costs while ensuring our stockholders have timely access to this important information. Accordingly, stockholders of record at the close of business on August 9, 2021 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) with details on accessing these materials. Beneficial owners of Tesla common stock at the close of business on August 9, 2021 will receive separate notices on behalf of their brokers, banks or other intermediaries through which they hold shares.

Your vote is very important. Whether or not you plan to attend the 2021 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2021 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability or the notice you receive from your broker, bank or other intermediary.

Thank you for your ongoing support of Tesla.

Elon Musk	Robyn Denholm

Although we currently intend to hold the 2021 Annual Meeting on October 7, 2021 and in person, we will continue to monitor public health and travel safety protocols required or recommended by federal, state and local governments. If necessary or advisable to protect our personnel and stockholders, we will change the date, time, location and/or format of the 2021 Annual Meeting and/or require specific attendance conditions or procedures. If we do so, we will publicly announce any such changes in advance, such as through a press release and/or a filing with the Securities and Exchange Commission.

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

Table of Contents

Page
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on October 7, 2021	1
Questions and Answers About the 2021 Annual Meeting and Procedural Matters	1
Proposal One — Tesla Proposal for Election of Directors	9
General	9
Nominees for Class II Directors	9
Information Regarding the Board and Director Nominees	9
Proposal Two — Tesla Proposal for Adoption of Amendments to Certificate of Incorporation to Reduce Director Terms to Two Years	13
General	13
Summary of the Proposed Amendment	13
Reasons for the Proposed Amendment	14
Proposal Three — Tesla Proposal for Adoption of Amendments to Certificate of Incorporation and Bylaws to Eliminate Applicable Supermajority Voting Requirements	15
General	15
Summary of the Proposed Amendments	15
Rationale for the Proposal	16
Proposal Four —Tesla Proposal for Ratification of Appointment of Independent Registered Public Accounting Firm	17
General	17
Principal Accounting Fees and Services	17
Pre-Approval of Audit and Non-Audit Services	17
Proposal Five — Stockholder Proposal Regarding Reduction of Director Terms to One Year	18
Stockholder Proposal and Supporting Statement	18
Opposing Statement of the Board	19
Proposal Six — Stockholder Proposal Regarding Additional Reporting on Diversity and Inclusion Efforts	20
Stockholder Proposal and Supporting Statement	20
Opposing Statement of the Board	21
Proposal Seven — Stockholder Proposal Regarding Reporting on Employee Arbitration	22
Stockholder Proposal and Supporting Statement	22
Opposing Statement of the Board	23
Proposal Eight — Stockholder Proposal Regarding Assigning Responsibility for Strategic Oversight of Human Capital Management to an Independent Board-Level Committee	24
Stockholder Proposal and Supporting Statement	24
Opposing Statement of the Board	25
Proposal Nine — Stockholder Proposal Regarding Additional Reporting on Human Rights	26
Stockholder Proposal and Supporting Statement	26
Opposing Statement of the Board	27
Corporate Governance	29
Investor Outreach	29
Code of Business Conduct and Ethics and Corporate Governance Guidelines	29
Director Independence	29
Board Leadership Structure	30
Board Role in Risk Oversight	30
Board Meetings and Committees	31
Compensation Committee Interlocks and Insider Participation	33
Process and Considerations for Nominating Board Candidates	33
Attendance at Annual Meetings of Stockholders by the Board	34
Stock Transactions	34
Contacting the Board	35
Executive Officers	36
Executive Compensation	37
Compensation Discussion and Analysis	37

i

ii

TESLA, INC.

3500 Deer Creek Road

Palo Alto, California 94304

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 7, 2021

The proxy statement and annual report are available at www.envisionreports.com/TSLA.

In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are providing access to our proxy materials over the Internet to our stockholders rather than in paper form, which reduces the environmental impact of our annual meeting and our costs.

Accordingly, if you are a stockholder of record, a one-page Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to you on or about August 26, 2021. Stockholders of record may access the proxy materials on the website listed above or request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. The Notice of Internet Availability also explains how you may request that we send future proxy materials to you by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.

If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us, but your broker, bank or other intermediary will forward you a notice with instructions on accessing our proxy materials and directing that organization how to vote your shares, as well as other options that may be available to you for receiving our proxy materials.

Please refer to the question entitled “What is the difference between holding shares as a stockholder of record or as a beneficial owner?” below for important details regarding different forms of stock ownership.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND PROCEDURAL

MATTERS

Although we currently intend to hold the 2021 Annual Meeting on October 7, 2021 and in person, we will continue to monitor public health and travel safety protocols required or recommended by federal, state and local governments. If necessary or advisable to protect our personnel and stockholders, we will change the date, time, location and/or format of the 2021 Annual Meeting and/or require specific attendance conditions or procedures. If we do so, we will publicly announce any such changes in advance, such as through a press release and/or a filing with the SEC.

Q:	Why am I receiving these proxy materials?
A:

The Board of Directors (the “Board”) of Tesla, Inc. (the “Company,” “Tesla,” “we,” “us” or “our”) has made available on the Internet or is providing to you in printed form these proxy materials. We do this in order to solicit voting proxies for use at Tesla’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), to be held Thursday, October 7, 2021, at 2:30 p.m. Pacific Time, and at any adjournment or postponement thereof. If you are a stockholder of record and you submit your proxy to us, you direct certain of our officers to vote your shares of Tesla common stock in accordance with the voting instructions in your proxy. If you are a beneficial owner and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. These proxy materials are being made available or distributed to you on or about August 26, 2021. As a stockholder, you are invited to attend the 2021 Annual Meeting and we request that you vote on the proposals described in this proxy statement.

(* Please see also the notice at the top of this section.)

Q:  Can I attend the 2021 Annual Meeting?

A:	You may attend the 2021Annual Meeting if, on August 9, 2021 (the “Record Date”), you were a stockholder of record or a beneficial owner.

Due to evolving regulations regarding travel and gatherings, we will announce more specific details regarding check-in procedures for the 2021 Annual Meeting closer to the date of the 2021 Annual Meeting.

(* Please see also the notice at the top of this section.)

Q:	Where is the 2021 Annual Meeting?
A:

The 2021 Annual Meeting will be held at the Tesla Fremont Factory located at 45500 Fremont Boulevard, Fremont, CA 94538. Stockholders may request directions to the 2021 Annual Meeting by calling (650) 681-5000 or by contacting our investor relations at ir@tesla.com.

(* Please see also the notice at the top of this section.)

Q:	Will I be able to view the 2021 Annual Meeting via the Internet?
A:	Yes. We will webcast the 2021 Annual Meeting live via the Internet at www.tesla.com/2021shareholdermeeting.

(* Please see also the notice at the top of this section.)

Q:	Who is entitled to vote at the 2021 Annual Meeting?
A:

You may vote your shares of Tesla common stock if you owned your shares at the close of business on the Record Date. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented. See the questions entitled “How can I vote my shares in person at the 2021 Annual Meeting?” and “How can I vote my shares without attending the 2021 Annual Meeting?” below for additional details.

As of the Record Date, holders of common stock were eligible to cast an aggregate of 1,001,767,333 votes at the 2021 Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?
A:

You are the “stockholder of record” of any shares that are registered directly in your name with Tesla’s transfer agent, Computershare Trust Company, N.A. A minority of our stockholders are stockholders of record. We have sent the Notice of Internet Availability directly to you if you are a stockholder of record. As a stockholder of record, you may grant your voting proxy directly to Tesla or to a third party or vote in person at the 2021 Annual Meeting.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf by a brokerage account or by a bank or another intermediary that is the stockholder of record for those shares. The vast majority of our stockholders are beneficial owners. If you are a beneficial owner, you did not receive a Notice of Internet Availability directly from Tesla, but your broker, bank or other intermediary forwarded you a notice together with voting instructions for directing that organization how to vote your shares. You may also attend the 2021 Annual Meeting, but because a beneficial owner is not a stockholder of record, you may not vote in person t the 2021 Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the 2021 Annual Meeting.

(* Please see also the notice at the top of this section.)

Q:	How can I vote my shares in person at the 2021 Annual Meeting?
A:

You may vote shares for which you are the stockholder of record in person at the 2021 Annual Meeting. You may vote shares for which you are the beneficial owner in person at the 2021 Annual Meeting only if you obtain a “legal proxy” from the broker, bank or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the 2021 Annual Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the 2021 Annual Meeting?” so that your vote will be counted even if you later decide not to attend the 2021 Annual Meeting.

(* Please see also the notice at the top of this section.)

Q:	How can I vote my shares without attending the 2021 Annual Meeting?
A:	Whether you hold shares as a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the 2021 Annual Meeting by the following means:

By Internet—Stockholders of record with Internet access may submit proxies by following the voting instructions on the Notice of Internet Availability until 1:00 a.m., Central time on October 7, 2021. If you are a beneficial owner of shares held in street name, please check the voting instructions in the notice provided by your broker, bank or other intermediary for Internet voting availability.

By telephone—Stockholders of record who live in the United States (or its territories) or Canada may request a paper proxy card from Tesla by following the procedures in the Notice of Internet Availability, and submit proxies by following the applicable “Phone” instructions on the proxy card. If you are a beneficial owner of shares held in street name, please check the voting instructions in the notice provided by your broker, bank or other intermediary for telephone voting availability.

By mail—Stockholders of record may request a paper proxy card from Tesla by following the procedures in the Notice of Internet Availability. If you elect to vote by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. If you are a beneficial owner of shares held in street name, you may vote by mail by completing, signing and dating the voting instructions in the notice provided by your broker, bank or other intermediary and mailing it in the accompanying pre-addressed envelope.

Q:	How many shares must be present or represented to conduct business at the 2021 Annual Meeting?
A:

The stockholders of record of a majority of the shares entitled to vote at the 2021 Annual Meeting must either (1) be present in person at the 2021 Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the 2021 Annual Meeting.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present, and therefore are included for the purposes of determining whether a quorum is present at the 2021 Annual Meeting. A broker “non-vote” occurs when an organization that is the stockholder of record that holds shares for a beneficial owner, and which is otherwise counted as present or represented by proxy, does not vote on a particular proposal because that organization does not have discretionary voting power under applicable regulations to vote on that item and has not received specific voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2021 Annual Meeting?
A:	The proposals scheduled to be voted on at the 2021 Annual Meeting are:

Tesla Proposals

•

A Tesla proposal to elect two Class II directors listed in this proxy statement to serve for a term of three years, subject to the approval of Proposal Two, or until their respective successors are duly elected and qualified (Proposal One);

•	A Tesla proposal for adoption of amendments to certificate of incorporation to reduce director terms to two years (Proposal Two);
•	A Tesla proposal for adoption of amendments to certificate of incorporation and bylaws to eliminate applicable supermajority voting requirements (Proposal Three);

•	A Tesla proposal to ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal Four);

Stockholder Proposals

•	A stockholder proposal regarding reduction of director terms to one year, if properly presented (Proposal Five);
•	A stockholder proposal regarding additional reporting on diversity and inclusion efforts, if properly presented (Proposal Six);
•	A stockholder proposal regarding reporting on employee arbitration, if properly presented (Proposal Seven);
•	A stockholder proposal regarding assigning responsibility for strategic oversight of human capital management to an independent board-level committee, if properly presented (Proposal Eight); and
•	A stockholder proposal regarding additional reporting on human rights, if properly presented (Proposal Nine).
Q:	What is the voting requirement to approve each of the proposals?
A:

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal One—Tesla proposal to elect two Class II directors	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Two— Tesla proposal for adoption of amendments to certificate of incorporation to reduce director terms to two years	66 2/3% or greater of the total outstanding shares entitled to vote	No
Proposal Three— Tesla proposal for adoption of amendments to certificate of incorporation and bylaws to eliminate applicable supermajority voting requirements	66 2/3% or greater of the total outstanding shares entitled to vote	No
Proposal Four—Tesla proposal to ratify the appointment of independent registered public accounting firm	Majority of the shares entitled to vote and present in person or represented by proxy	Yes
Proposal Five—Stockholder proposal regarding reduction of director terms to one year, if properly presented	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Six—Stockholder proposal regarding additional reporting on diversity and inclusion efforts, if properly presented	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Seven—Stockholder proposal regarding reporting on employee arbitration, if properly presented	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Eight— Stockholder proposal regarding assigning responsibility for strategic oversight of human capital management to an independent board-level committee, if properly presented	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Nine— Stockholder proposal regarding additional reporting on human rights, if properly presented	Majority of the shares entitled to vote and present in person or represented by proxy	No

Q:	How are votes counted?
A:

All shares entitled to vote and that are voted in person at the 2021 Annual Meeting will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the 2021 Annual Meeting will be voted at the 2021 Annual Meeting as indicated in such proxies. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One), and on each of Proposals Two, Three, Four, Five, Six, Seven, Eight and Nine.

With respect to the election of directors, Tesla’s bylaws provide that in an uncontested election, the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting of stockholders is required to elect a director. Abstentions with respect to any director nominee (Proposal One) or any of Proposals Two, Three, Four, Five, Six, Seven, Eight and Nine will have the same effect as a vote against such nominee or Proposal. Consequently, each director nominee will be elected, and each of Proposals Two, Three, Four, Five, Six, Seven, Eight and Nine, will be approved or ratified, as applicable, only if the number of shares voted “FOR” such nominee or Proposal exceeds the total number of shares voted “AGAINST” or to “ABSTAIN” with respect to such nominee or Proposal.

Q:	What is the effect of not casting a vote or if I submit a proxy but do not specify how my shares are to be voted?
A:

If you are a stockholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the 2021 Annual Meeting, your shares will not be voted at the 2021 Annual Meeting. If you submit a proxy, but you do not provide voting instructions, your shares will be voted in accordance with the recommendation of the Board (or, if there is no recommendation of the Board on a Proposal, your shares will not be voted on such Proposal).

If you are a beneficial owner and you do not provide the organization that is the stockholder of record for your shares with voting instructions, the organization will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers and other intermediaries have the discretion to vote on routine matters, such as Proposal Four, but do not have discretion to vote on non-routine matters such as Proposals One, Two, Three, Five, Six, Seven, Eight or Nine. Therefore, if you do not provide voting instructions to that organization, it may vote your shares only on Proposal Four and any other routine matters properly presented for a vote at the 2021 Annual Meeting.

Q:	What is the effect of a broker “non-vote”?
A:

An organization that holds shares of Tesla’s common stock for a beneficial owner will have the discretion to vote on routine proposals if it has not received voting instructions from the beneficial owner at least ten days prior to the 2021 Annual Meeting. A broker “non-vote” occurs when a broker, bank or other intermediary that is otherwise counted as present or represented by proxy does not receive voting instructions from the beneficial owner and does not have the discretion to vote the shares. A broker “non-vote” will be counted for purposes of calculating whether a quorum is present at the 2021 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker “non-vote” occurs. Thus, a broker “non-vote” will not impact our ability to obtain a quorum for the 2021 Annual Meeting and will not otherwise affect the approval by a majority of the votes present in person or represented by proxy and entitled to vote of any of the Proposals.

Q:	How does the Board recommend that I vote?
A:	The Board recommends that you vote your shares:
•	“FOR” the two nominees for election as Class II directors (Proposal One);
•	“FOR” the adoption of amendments to our certificate of incorporation to reduce director terms to two years (Proposal Two);
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal Four);
•	“AGAINST” the approval of the stockholder proposal regarding the reduction of director terms to one year (Proposal Five);
•	“AGAINST” the approval of the stockholder proposal regarding additional reporting on our diversity and inclusion efforts (Proposal Six);
•	“AGAINST” the approval of the stockholder proposal regarding reporting on employee arbitration (Proposal Seven);
•	“AGAINST” the approval of the stockholder proposal regarding assigning responsibility for strategic oversight of human capital management to an independent board-level committee (Proposal Eight); and
•	“AGAINST” the approval of the stockholder proposal regarding additional reporting on human rights (Proposal Nine).

The Board makes no recommendation on the adoption of amendments to our certificate of incorporation and bylaws to eliminate applicable supermajority voting requirements (Proposal Three).

Q:	What happens if additional matters are presented at the 2021 Annual Meeting?
A:

If any other matters are properly presented for consideration at the 2021 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2021 Annual Meeting to another time or place, the persons named as proxy holders, Elon Musk and Zachary Kirkhorn, or either of them, will have discretion to vote the proxies held by them on those matters in accordance with their best judgment. Tesla does not currently anticipate that any other matters will be raised at the 2021 Annual Meeting.

Q:	Can I change my vote?
A:

If you are a stockholder of record, you may change your vote (1) by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the 2021 Annual Meeting?,” (2) by providing a written notice of revocation to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: Legal Department, with a copy sent by e-mail to shareholdermail@tesla.com, prior to your shares being voted, or (3) by attending the 2021 Annual Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may generally change your vote by (1) submitting new voting instructions to your broker, bank or other intermediary or (2) if you have obtained a “legal proxy” from the organization that holds your shares giving you the right to vote your shares, by attending the 2021 Annual Meeting and voting in person. However, please consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

(* Please see also the notice at the top of this section.)

Q:	What should I do if I receive more than one Notice of Internet Availability, notice from my broker, bank or other intermediary, or set of proxy materials?
A:

You may receive more than one Notice of Internet Availability, notice from your broker, bank or other intermediary, or set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability or proxy card. Please complete, sign, date and return each Tesla proxy card or voting instruction card that you receive, and/or follow the voting instructions on each Notice of Internet Availability or other notice you receive, to ensure that all your shares are voted.

Q:	Is my vote confidential?
A:

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tesla or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Tesla management.

Q:	Who will serve as inspector of election?
A:	The inspector of election will be Computershare Trust Company, N.A.
Q:	Where can I find the voting results of the 2021 Annual Meeting?
A:

We will publish final voting results in our Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four (4) business days of the 2021 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2021 Annual Meeting?
A:

Tesla will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in doing so.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Tesla’s proxy materials—Stockholders may present proper proposals for inclusion in Tesla’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing in a timely manner to:

Tesla, Inc.
3500 Deer Creek Road
Palo Alto, California 94304
Attention: Legal Department

with a copy sent by e-mail to shareholdermail@tesla.com.

Any correspondence that is not addressed precisely in accordance with the foregoing, including any correspondence directed to a specific individual, may not be received timely or at all, and we strongly recommend that you also send such correspondence by e-mail and verify that you receive a confirmation of receipt from Tesla.

In order to be included in the proxy statement for the 2022 annual meeting of stockholders, stockholder proposals must be received in accordance with the above instructions no later than the 120th day preceding the one-year anniversary on the date on which this proxy statement is released to the Company’s stockholders, or April 28, 2022, provided that if the date of the 2022 annual meeting of stockholders is more than 30 days from the one-year anniversary of the 2021 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and send our proxy materials for the 2022 annual meeting of stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought at annual meeting—In addition, you can find in Tesla’s bylaws an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, at an annual meeting of stockholders without inclusion in Tesla’s proxy materials.

In general, Tesla’s bylaws provide that the Board will determine the business to be conducted at an annual meeting, including nominations for the election of directors, as specified in the Board’s notice of meeting or as properly brought at the meeting by the Board. However, a stockholder may also present at an annual meeting any business, including nominations for the election of directors, specified in a written notice properly delivered within the Notice Period (as defined below), if the stockholder held shares at the time of the notice and the record date for the meeting. Such notice should be delivered to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: Legal Department, with a copy sent by e-mail to shareholdermail@tesla.com. The notice must contain specified information about the proposed business or nominees and about the proponent stockholder. If a stockholder who has delivered such a notice does not appear to present his or her proposal at the meeting, Tesla will not be required to present the proposal for a vote.

The “Notice Period” is the period not less than 45 days nor more than 75 days prior to the one-year anniversary of the date on which Tesla mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2022 annual meeting of stockholders will start on June 12, 2022 and end on July 12, 2022. However, if the date of the 2022 annual meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the 2021 Annual Meeting, the Notice Period will instead start 120 days prior to the 2022 annual meeting of stockholders and end on the later of (i) 90 days prior to such meeting or (ii) the 10th day following our first public announcement of the date of the 2022 annual meeting of stockholders.

This is only a summary of the advance notice procedure. Complete details regarding all requirements that must be met are found in our bylaws. You can obtain a copy of the relevant bylaw provisions by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: Legal Department, or to shareholdermail@tesla.com via e-mail, or by accessing Tesla’s filings on the SEC’s website at www.sec.gov.

All notices of proposals by stockholders, whether or not requested for inclusion in Tesla’s proxy materials, must be addressed precisely as prescribed in this section to be received timely or at all. We strongly recommend that you also send such correspondence by e-mail and verify that you receive a confirmation of receipt from Tesla.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the proxy materials?
A:

If you are a stockholder of record and share an address with another stockholder of record, each stockholder may not receive a separate copy of the Notice of Internet Availability or proxy materials. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability or proxy materials by calling our Investor Relations department at (650) 681-5000 or by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations, or to ir@tesla.com. Upon such written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability or proxy materials can also request to receive a single copy by following the instructions above.

Q:	Who can help answer my questions?
A:	Please contact our Investor Relations department by calling (650) 681-5000 or by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations, or to ir@tesla.com.

PROPOSAL ONE

TESLA PROPOSAL FOR ELECTION OF DIRECTORS

General

Tesla’s Board currently consists of nine members who are divided into three classes with staggered three-year terms. Our bylaws permit the Board to establish by resolution the authorized number of directors, and nine directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. However, if our stockholders approve Proposal Two at the 2021 Annual Meeting, the Board will thereafter be divided into two classes with staggered two-year terms, with directors distributed as equally between them as is possible. See “Proposal Two—Tesla Proposal for Adoption of Amendments to Certificate of Incorporation to Reduce Director Terms to Two Years” below for additional detail.

In April 2019, Antonio Gracias, a Class II director, determined collectively with the Nominating and Corporate Governance Committee and the Board that he will not stand for re-election to the Board when his current term ends at the 2021 Annual Meeting. The Board currently expects to reduce the number of Board seats to eight following the expiration of Mr. Gracias’s term at the 2021 Annual Meeting, and therefore votes or proxies may not be submitted for the election of more than two board seats. The Board and the Nominating and Corporate Governance Committee will continue to frequently evaluate the optimal size and composition of the Board to allow it to operate nimbly and efficiently, while maintaining new ideas, expertise and experience among its membership.

Nominees for Class II Directors

Two candidates have been nominated for election as Class II directors at the 2021 Annual Meeting for a three-year term expiring in 2024, provided that if our stockholders approve Proposal Two, each such candidate following re-election will become a Class II director having a two-year term expiring in 2023. See “Proposal Two—Tesla Proposal for Adoption of Amendments to Certificate of Incorporation to Reduce Director Terms to Two Years” for more detail on the composition of the Board classes as approved by the Board if Proposal Two is approved.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated James Murdoch and Kimbal Musk for re-election as Class II directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led the Board and the Nominating and Corporate Governance Committee to the conclusion that he should continue to serve as a director follows each of the director and nominee biographies.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Mr. Murdoch and Mr. Musk. Each of Mr. Murdoch and Mr. Musk has accepted such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2021 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill such vacancy. As discussed above, Antonio Gracias will not stand for re-election at the 2021 Annual Meeting. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a beneficial owner holding your shares in street name and you do not give voting instructions to your broker, bank or other intermediary, that organization will leave your shares unvoted on this matter.

The Board recommends a vote FOR the Tesla proposal for the election of James Murdoch and Kimbal Musk.

Information Regarding the Board and Director Nominees

Background and Qualifications

The names of the members of the Board and Tesla’s proposed director nominees, their respective ages, their positions with Tesla and other biographical information as of August 13, 2021, are set forth below. Except for Messrs. Elon Musk, our Chief

Executive Officer and a director, and Kimbal Musk, a director, who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Chair of the Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Disclosure Controls Committee
Elon Musk	50
Robyn Denholm	57	X	X	X	X	X
Ira Ehrenpreis	52			X	X
Lawrence J. Ellison	76
Antonio Gracias (1)	50		X
Hiromichi Mizuno	55		X
James Murdoch	48		X		X	X
Kimbal Musk	48
Kathleen Wilson-Thompson	53			X	X	X

(1)	Mr. Gracias will not stand for re-election when his current term expires at the 2021 annual meeting of stockholders.

Elon Musk is the Technoking of Tesla and has served as our Chief Executive Officer since October 2008 and as a member of the Board since April 2004. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation, an advanced rocket and spacecraft manufacturing and services company (“SpaceX”), since May 2002, and served as Chairman of the Board of SolarCity Corporation, a solar installation company (“SolarCity”), from July 2006 until its acquisition by us in November 2016. Mr. Musk is also a founder of The Boring Company, an infrastructure company, and of Neuralink Corp., a company focused on developing brain-machine interfaces. Prior to SpaceX, Mr. Musk co-founded PayPal, an electronic payment system, which was acquired by eBay in October 2002, and Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk has also served on the board of directors of Endeavor Group Holdings, Inc. since April 2021. Mr. Musk holds a B.A. in physics from the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and our largest stockholder, which brings historic knowledge, operational expertise and continuity to the Board.

Robyn Denholm has been a member of the Board since August 2014 and its Chair since November 2018. Since January 2021, Ms. Denholm has been an operating partner of Blackbird Ventures, a venture capital firm. From January 2017 through June 2019, Ms. Denholm was with Telstra Corporation Limited, a telecommunications company (“Telstra”), where she served as Chief Financial Officer and Head of Strategy from October 2018 through June 2019, and Chief Operations Officer from January 2017 to October 2018. Prior to Telstra, from August 2007 to July 2016, Ms. Denholm was with Juniper Networks, Inc., a manufacturer of networking equipment, serving in executive roles including Executive Vice President, Chief Financial Officer and Chief Operations Officer. Prior to joining Juniper Networks, Ms. Denholm served in various executive roles at Sun Microsystems, Inc. from January 1996 to August 2007. Ms. Denholm also served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen & Company for five years in various finance assignments. Ms. Denholm previously served as a director of ABB Ltd. from 2016 to 2017. Ms. Denholm is a Fellow of the Institute of Chartered Accountants of Australia/New Zealand, a member of the Australian Institute of Company Directors, and holds a Bachelor’s degree in Economics from the University of Sydney, and a Master’s degree in Commerce and a Doctor of Business Administration (honoris causa) from the University of New South Wales.

We believe that Ms. Denholm possesses specific attributes that qualify her to serve as a member of the Board and as its Chair as well as the chair of each of our Audit Committee and Disclosure Controls Committee, such as her executive leadership experience and her financial and accounting expertise with international companies, including in the technology and automotive industries.

Ira Ehrenpreis has been a member of the Board since May 2007. Mr. Ehrenpreis has been a venture capitalist since 1996. He is founder and managing member of DBL Partners, a leading impact investing venture capital firm formed in 2015, and previously led the Energy Innovation practice at Technology Partners. In the venture capital industry, Mr. Ehrenpreis has served on the Board, Executive Committee, and as Annual Meeting Chairman of the National Venture Capital Association (NVCA). Mr. Ehrenpreis currently serves as the President of the Western Association of Venture Capitalists (WAVC) and as the Chairman of the VCNetwork, the largest and most active California venture capital organization. In the Cleantech sector, he has served on several industry boards, including the American Council on Renewable Energy and the Cleantech Venture Network (Past Chairman of Advisory Board), as the Chairman of the Clean-Tech Investor Summit for nine years, and on the Stanford Precourt Institute for Energy (PIE) Advisory

Council. Mr. Ehrenpreis also serves as Chairman of the World Energy Innovation Forum. Mr. Ehrenpreis was awarded the 2018 NACD Directorship 100 for his influential leadership in the boardroom and corporate governance community. Mr. Ehrenpreis holds a B.A. from the University of California, Los Angeles and a J.D. and M.B.A. from Stanford University.

We believe that Mr. Ehrenpreis possesses specific attributes that qualify him to serve as a member of the Board and to serve as chair of each of our Nominating and Corporate Governance Committee and our Compensation Committee, including his experience in the Cleantech and venture capital industries.

Lawrence J. Ellison has been a member of the Board since December 2018. Mr. Ellison is the founder of Oracle Corporation, a software and technology company, has served as its Chief Technical Officer since September 2014 and previously served as its Chief Executive Officer from June 1977 to September 2014. Mr. Ellison has also served on Oracle’s board of directors since June 1977, including as its Chairman since September 2014 and previously from May 1995 to January 2004.

We believe that Mr. Ellison possesses specific attributes that qualify him to serve as a member of the Board, including his long-term leadership of one of the most successful technology companies in the world and experience with technology product development and strategy.

Antonio Gracias has been a member of the Board since May 2007 and served as our Lead Independent Director from September 2010 to April 2019. Since 2003, Mr. Gracias has been Chief Executive Officer of Valor Management LLC, a private equity firm. Mr. Gracias is a director of SpaceX, and was a director of SolarCity until its acquisition by us in November 2016. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School.

We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of the Board, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Mr. Gracias will not stand for re-election when his current term expires at Tesla’s 2021 annual meeting of stockholders.

Hiromichi Mizuno has been a member of the Board since April 2020. Since January 2021, Mr. Mizuno has served as the United Nations Special Envoy on Innovative Finance and Sustainable Investments. From January 2015 to March 2020, Mr. Mizuno was Executive Managing Director and Chief Investment Officer of Japan’s Government Pension Investment Fund, the largest pension fund in the world. Previously, Mr. Mizuno was a partner at Coller Capital, a private equity firm, from 2003. In addition to being a career-long finance and investment professional, Mr. Mizuno has served as a board member of numerous business, government and other organizations, currently including the Mission Committee of Danone S.A., a global food products company, and the World Economic Forum’s Global Future Council. Mr. Mizuno is also involved in academia, having been named to leadership or advisory roles at Harvard University, Oxford University, University of Cambridge, Northwestern University and Osaka University. Mr. Mizuno holds a B.A. in Law from Osaka City University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

We believe that Mr. Mizuno possesses specific attributes that qualify him to serve as a member of the Board, including his deep understanding of international economics, financial markets and government policies.

James Murdoch has been a member of the Board since July 2017. Mr. Murdoch has been the Chief Executive Officer of Lupa Systems, a private investment company that he founded, since March 2019. Previously, Mr. Murdoch held a number of leadership roles at Twenty-First Century Fox, Inc., a media company (“21CF”), over two decades, including its Chief Executive Officer from 2015 to March 2019, its Co-Chief Operating Officer from 2014 to 2015, its Deputy Chief Operating Officer and Chairman and Chief Executive Officer, International from 2011 to 2014 and its Chairman and Chief Executive, Europe and Asia from 2007 to 2011. Previously, he served as the Chief Executive Officer of Sky plc from 2003 to 2007, and as the Chairman and Chief Executive Officer of STAR Group Limited, a subsidiary of 21CF, from 2000 to 2003. Mr. Murdoch also formerly served on the boards of News Corporation from 2013 to July 2020, of 21CF from 2017 to 2019, of Sky plc from 2016 to 2018, of GlaxoSmithKline plc from 2009 to 2012 and of Sotheby’s from 2010 to 2012.

We believe that Mr. Murdoch possesses specific attributes that qualify him to serve as a member of the Board, including his lengthy executive and board experience across numerous companies, extensive knowledge of international markets and strategies and experience with the adoption of new technologies.

Kimbal Musk has been a member of the Board since April 2004. Mr. Musk is a co-founder of The Kitchen, a growing family of businesses with the goal of providing all Americans with access to real food, and has also served as its Chief Executive Officer since its founding in 2004. In 2010, Mr. Musk became the Executive Director of Big Green (formerly The Kitchen Community), a non-profit organization that creates learning gardens in schools across the United States. Mr. Musk also co-founded Square Roots, an urban farming incubator program, in 2016. Previously, Mr. Musk was a co-founder of Zip2 Corporation, a provider of enterprise software and services, which was acquired by Compaq in March 1999. From 2012 to 2015, Mr. Musk was a director of the Anschutz Health and Wellness Center, a facility at the University of Colorado School of Medicine providing research, education and wellness services with the goal of achieving healthier lifestyles. Mr. Musk is a director of SpaceX, and was a director of Chipotle Mexican Grill, Inc. from 2013 to 2019. Mr. Musk holds a B. Comm. in business from Queen’s University and is a graduate of The French Culinary Institute in New York City.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of the Board, including his business experience in retail and consumer markets, his experience on the Board and his experience with technology companies.

Kathleen Wilson-Thompson has been a member of the Board since December 2018. Ms. Wilson-Thompson served as Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., a global pharmacy and wellbeing company, from December 2014 until her retirement in January 2021, and previously served as Senior Vice President and Chief Human Resources Officer from January 2010 to December 2014. Prior to Walgreens, Ms. Wilson-Thompson held various legal and operational roles at The Kellogg Company, a food manufacturing company, from July 2005 to December 2009, including most recently as its Senior Vice President, Global Human Resources. Ms. Wilson-Thompson has served on the board of directors of Wolverine World Wide, Inc. since May 2021and previously served on the board of directors of Ashland Global Holdings Inc. from 2017 to 2020 and on the board of directors of Vulcan Materials Company from 2009 to 2018. Ms. Wilson-Thompson holds an A.B. in English Literature from the University of Michigan and a J.D. and L.L.M. (Corporate and Finance Law) from Wayne State University.

We believe that Ms. Wilson-Thompson possesses specific attributes that qualify her to serve as a member of the Board, including her executive and board experience with both consumer-focused and industrial companies, as well as her expertise in managing human resources and other operations at mature companies with large workforces.

Additional Information

On October 16, 2018, the U.S. District Court for the Southern District of New York entered a final judgment approving the terms of a settlement filed with the court on September 29, 2018, in connection with the actions taken by the SEC relating to Elon Musk’s August 7, 2018 Twitter post that he was considering taking Tesla private. On April 26, 2019, this settlement was amended to clarify certain of its terms, which was subsequently approved by the Court. Mr. Musk did not admit or deny any of the SEC’s allegations, and there is no restriction on Mr. Musk’s ability to serve as an officer or director on the Board (other than as its Chair for a specified time).

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board.

PROPOSAL TWO

TESLA PROPOSAL FOR ADOPTION OF AMENDMENTS TO CERTIFICATE OF INCORPORATION TO REDUCE DIRECTOR TERMS TO TWO YEARS

General

We are submitting to our stockholders a vote to adopt the inclusion of certain provisions in a proposed amendment and restatement (the “Amended Certificate”) of our current certificate of incorporation to reduce the number of classes into which the Board is divided from three to two, resulting in each director’s term being reduced from three years to two years (the “Director Term Amendment”). The Board believes that this Proposal is a superior alternative to Proposal 5, a non-binding stockholder proposal to support the reduction of each director’s term to one year, and recommends voting in favor of this Proposal and against Proposal 5.

The Board has approved the Director Term Amendment subject to its adoption by our stockholders. Accordingly, upon the approval of this Proposal by our stockholders, we will file the Amended Certificate including the Director Term Amendment with the Secretary of State of the State of Delaware as soon as practicable following the 2021 Annual Meeting, at which time the Amended Certificate will become effective. In addition, if our stockholders also approve Proposal 3 relating to amendments of our governing documents to eliminate applicable supermajority voting requirements, the Amended Certificate we file will also include such applicable amendment. Finally, if our stockholders approve either or both of this Proposal and Proposal 3, the Amended Certificate we file will also incorporate a prior certificate of amendment, effective February 1, 2017, to our certificate of incorporation to reflect the change of our corporate name from “Tesla Motors, Inc.” to “Tesla, Inc.,” which did not and does not require adoption by our stockholders. See “Proposal 3 —Tesla Proposal for Adoption of Amendments to Certificate of Incorporation and Bylaws to Eliminate Applicable Supermajority Voting Requirements” below for more information.

Summary of the Proposed Amendment

The following is a summary of the proposed Director Term Amendment, and is qualified in its entirety by reference to the full text of the Amended Certificate as set forth in Appendix A, specifically Section 5.2 thereof (with additions shown as underlined and deletions shown as struck through).

The Director Term Amendment that is proposed to be included in the Amended Certificate provides for the reduction of the classes of the Board from three to two, comprised of Class I and Class II, with: (i) directors divided between them as nearly equal in size as is practicable by the Board (including following future increases or decreases in the number of directorships); (ii) the terms of the initial Class I directors expiring at the 2022 annual meeting of stockholders and thereafter at each second annual meeting of stockholders next succeeding the most recent election at which directors of such class were elected; and (iii) the terms of the initial Class II directors expiring at the 2023 annual meeting of stockholders and thereafter at each second annual meeting of stockholders next succeeding the most recent election at which directors of such class were elected. Consequently, if the Director Term Amendment is approved, each director’s term will be reduced from three years to two years, subject to any increase to a director’s term resulting from a re-assignment of Board classes in order to maintain classes as nearly equal in size as is practicable.

The Board has approved the following assignments of our directors to the two classes of the Board, contingent upon the adoption of the Director Term Amendment by our stockholders:

Name	Class (Next Term Expiration following 2021 Annual Meeting) if Amendment is Approved (1)	Class (Next Term Expiration following 2021 Annual Meeting) if Amendment is Not Approved (2)
Elon Musk	I (2022)	I (2023)
Robyn Denholm	II (2023)	I (2023)
Ira Ehrenpreis	I (2022)	III (2022)
Lawrence J. Ellison	I (2022)	III (2022)
Antonio Gracias (3)	—	—
Hiromichi Mizuno	II (2023)	I (2023)
James Murdoch	II (2023)	II (2024)
Kimbal Musk	II (2023)	II (2024)
Kathleen Wilson-Thompson	I (2022)	III (2022)

(1)

Reflects the Board classes as approved by the Board and the next applicable term expirations following the 2021 Annual Meeting, assuming adoption of the Director Term Amendment and re-election at the 2021 Annual Meeting (if applicable).

(2)

Reflects the current Board classes and the next applicable term expirations following the 2021 Annual Meeting, if the Amended Certificate is not adopted and assuming re-election at the 2021 Annual Meeting (if applicable).

(3)	Will not stand for re-election at the 2021 Annual Meeting.

Reasons for the Proposed Amendment

Tesla’s mission is to accelerate the world’s transition to sustainable energy. This mission continues to require a long-term focus that we believe will ultimately maximize value to our stockholders, and we face the risk of distractions posed by special interests that seek only short-term returns. At the same time, the Board continuously evaluates our corporate governance structure, practices and policies, and also weighs feedback from our stockholders as well as the stockholder proposals we have historically received for our annual meetings of stockholders. For example, at our 2017 annual meeting of stockholders, a stockholder proponent similarly proposed fully declassifying the Board and requiring all directors to stand for election annually, which our stockholders did not approve. As a result of this evaluation, the Board proposed and recommended at the 2019 annual meeting of stockholders that stockholders adopt an amendment to our certificate of incorporation to reduce the term of our directors to two years. However, our stockholders did not approve that proposal.

Nevertheless, as a stockholder proponent is asking stockholders to consider again at the 2021 Annual Meeting a reduction of the length of director terms, the Board believes it necessary to provide our stockholders with a more appropriate alternative to that proposal. While the Board fully supports giving our stockholders a greater voice by allowing them to vote on the performance of our directors with greater frequency, the Board also believes that it would not be in the best interests of Tesla and its stockholders at this time to subject the entire Board to an annual re-election, as has been proposed pursuant to Proposal 5. If such a change were adopted, opportunistic short-term interests could quickly and significantly alter the makeup and continuity of the Board, thus severely incapacitating Tesla in its ability to develop, implement, and execute key projects to drive sustained long-term stockholder value. By contrast, the Board believes that its Proposal for two-year terms strikes a suitable balance to the long-term interests of, and nearer-term accountability, to our stockholders at this time.

The Board recommends a vote FOR the Tesla proposal for the approval of an amendment to our certificate of incorporation to reduce director terms to two years.

PROPOSAL THREE

TESLA PROPOSAL FOR ADOPTION OF AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS TO ELIMINATE APPLICABLE SUPERMAJORITY VOTING REQUIREMENTS

General

At the 2020 annual meeting of stockholders, approximately 55.7% of the shares entitled to vote and present in person or represented by proxy voted for the following resolution pursuant to an advisory and non-binding stockholder proposal (the “2020 Supermajority Proposal”):

“RESOLVED, Tesla, Inc. (‘Tesla’ or ‘Company’) shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is also important that our company take each step necessary to avoid a failed vote on this proposal topic.”

Accordingly, we are submitting to our stockholders a vote to adopt at the 2021 Annual Meeting each of the following:

•

The inclusion of certain provisions in the proposed Amended Certificate to eliminate the current requirements that certain categories of changes to our certificate of incorporation be approved by the affirmative vote of at least 66 2/3% of the total voting power of all outstanding shares of Tesla common stock (the “Supermajority Amendment”); and

•

An amendment and restatement (the “Amended Bylaws”) of our current bylaws to eliminate the current requirements therein that certain categories of changes to our bylaws be approved by the affirmative vote of at least 66 2/3% of the total voting power of all outstanding shares of Tesla common stock.

The Board has approved the Supermajority Amendment subject to of its adoption by our stockholders, and has approved the submission of the Amended Bylaws to our stockholders for their adoption.

If our stockholders approve this Proposal: (i) we will file the Amended Certificate including the Supermajority Amendment with the Secretary of State of the State of Delaware as soon as practicable following the 2021 Annual Meeting, at which time the Amended Certificate will become effective, and (ii) the Amended Bylaws will be adopted by our stockholders and become immediately effective. In addition, if our stockholders also approve Proposal Two relating to an amendment of our certificate of incorporation to reduce the terms of our directors from three years to two years, the Amended Certificate we file will also include such amendment. Finally, if our stockholders approve either or both of this Proposal and Proposal Two, the Amended Certificate we file will also incorporate a prior certificate of amendment, effective February 1, 2017, to our certificate of incorporation to reflect the change of our corporate name from “Tesla Motors, Inc.” to “Tesla, Inc.,” which did not and does not require adoption by our stockholders. See “Proposal 2 —Tesla Proposal for Adoption of Amendments to Certificate of Incorporation to Reduce Director Terms to Two Years” above for more information.

Summary of the Proposed Amendments

The following are summaries of the proposed Supermajority Amendment and Amended Bylaws. Each summary is qualified in its entirety by reference to the full text of the Amended Certificate as set forth in Appendix A, specifically Article IX thereof, and of the Amended Bylaws as set forth in Appendix B (in each case, with additions shown as underlined and deletions shown as struck through).

Supermajority Amendment

The Supermajority Amendment that is proposed to be included in the Amended Certificate provides for the deletion of the requirement that an affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of Tesla entitled to vote generally in the election of directors, voting together as a single class, be required to amend, alter or repeal, or adopt any provision in our certificate of incorporation inconsistent with the purpose and intent of the provisions currently therein relating to: (i) the general powers, number, elections, terms, removals, vacancies of, or newly created directorships for, members of the Board; (ii) the authority of the Board to adopt, amend or repeal our bylaws; (iii) actions by written consent of stockholders, special meetings of stockholders, and the required advance notice for director nominations and business to be brought by stockholders at meetings; and (iv) the amendment of our certificate of incorporation. Consequently, if the Supermajority Amendment is adopted, the Amended Certificate will not require that a proposed amendment, alteration, change or repeal of any provision in the Amended Certificate be subject to approval by a supermajority of our stockholders.

Amended Bylaws

The Amended Bylaws provide for the deletion of the requirement that an affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding voting securities of Tesla, voting together as a single class, be required for the stockholders of Tesla to alter, amend or repeal, or adopt any bylaw inconsistent with, the provisions currently therein relating to: (i) meetings of stockholders; (ii) the powers, number, resignations, vacancies and removals of members of the Board; (iii) indemnification of directors and officers; and (iv) the amendment of our bylaws. Consequently, if the Amended Bylaws are adopted by our stockholders, our stockholders will be permitted to adopt, amend or repeal the Amended Bylaws pursuant to a simple majority vote, or any other standard required by applicable laws.

Rationale for the Proposal

The 2020 Supermajority Proposal was an advisory and non-binding proposal. Even though it was approved by a majority of the shares entitled to vote and present in person or represented by proxy at the 2020 annual meeting of stockholders, such votes represented only 33.4% of the outstanding shares on the record date for such meeting and would have fallen short of the threshold required to approve the Proposal. Moreover, the proponent of the 2020 Supermajority Proposal also presented substantially identical proposals in each of 2019, 2016 and 2014, each of which were not approved by stockholders.

Therefore, the Board does not believe that there has been any indication of support for this Proposal from the requisite threshold of our stockholders. The Board will respect the outcome of the vote, but it believes that it would better serve Tesla and our stockholders to focus on other business matters at this time and makes no recommendation with respect to the Proposal.

The Board makes no recommendation with respect to the Tesla proposal for the adoption of amendments to our certificate of incorporation and bylaws to eliminate applicable supermajority voting requirements.

PROPOSAL FOUR

TESLA PROPOSAL FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm to audit the consolidated financial statements of Tesla for the fiscal year ending December 31, 2021, which will include an audit of the effectiveness of Tesla’s internal control over financial reporting. PricewaterhouseCoopers LLP has audited Tesla’s financial statements since 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of our independent registered public accounting firm is a matter of good corporate practice. In the event that this selection is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Tesla and our stockholders.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Tesla by PricewaterhouseCoopers LLP for the years ended December 31, 2019 and 2020. The dollar amounts in the table and accompanying footnotes are in thousands.

	2019	2020
Audit Fees (1)	$12,527	$12,965
Audit-Related Fees	—	—
Tax Fees (2)	999	1,456
All Other Fees (3)	9	103

Total	$13,535	$14,524

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of Tesla’s consolidated financial statements included in Tesla’s Annual Report on Form 10-K and for the review of the financial statements included in Tesla’s Quarterly Reports on Form 10-Q, as well as services that generally only Tesla’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The Audit Fees incurred in 2019 and 2020 also include fees of $435 and $825, respectively, relating to services performed in connection with Tesla’s securities offerings, in each case including comfort letters, consents and review of documents filed with the SEC and other offering documents.

(2)	Tax Fees in 2019 and 2020 consisted of fees related to consultation and compliance services.
(3)	Other Fees in 2019 and 2020 consisted of a Gigafactory Berlin current state assessment and fees for the use of accounting software.

Pre-Approval of Audit and Non-Audit Services

Tesla’s Audit Committee has adopted a policy for pre-approving audit and non-audit services and associated fees of Tesla’s independent registered public accounting firm. Under this policy, the Audit Committee must pre- approve all services and associated fees provided to Tesla by its independent registered public accounting firm, with certain de minimis exceptions described in the policy.

All PricewaterhouseCoopers LLP services and fees in fiscal 2019 and 2020 were pre-approved by the Audit Committee.

The Board recommends a vote FOR the Tesla proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’ s independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL REGARDING REDUCTION OF DIRECTOR TERMS TO ONE YEAR

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by James McRitchie. Mr. McRitchie has notified us that he is the beneficial owner of more than 100 shares of Tesla’s common stock and intends to present the following proposal at the 2021 Annual Meeting through his designee, John Chevedden. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. The stockholder proposal will be required to be voted upon at the 2021 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

Proposal Five - Elect Each Director Annually

RESOLVED: Tesla Inc (“Company”) shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

Almost 90% of S&P 500 and Fortune 500 companies have adopted this important proposal topic since 2012. Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value.

Shareholder resolutions on this topic won 14 of 15 votes at companies in 2019 and 2020, according to data compiled by ProxyInsight, most by a wide margin.

According to one of our largest shareholders, BlackRock: “Directors should be elected annually to discourage entrenchment and allow shareholders sufficient opportunity to exercise their oversight of the board.” Vanguard generally votes for proposals to declassify an existing board and votes against management or shareholder proposals to create a classified board.

According to Equilar, “A classified board creates concern among shareholders because poorly performing directors may benefit from an electoral reprieve. Moreover, a fraternal atmosphere may form from a staggered board that favors the interests of management above those of shareholders. Since directors in a declassified board are elected and evaluated each year, declassification promotes responsiveness to shareholder demands and pressures directors to perform to retain their seat. Notably, proxy advisory firms ISS and Glass Lewis both support declassified structures.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as of the date of this submission: Shareholders cannot call special meetings, act by written consent or nominate directors through proxy access. At our 2020 annual meeting, 56% of shares were voted in favor of eliminating supermajority voting requirements.

Our Company’s technology is second to none. Our Company’s corporate governance should meet the same high standards.

Please vote for: Elect Each Director Annually – Proposal 5

***

Opposing Statement of the Board

The Board has considered this proposal and has determined that it would not serve the best interests of Tesla or our stockholders. Tesla’s mission is to accelerate the world’s transition to sustainable energy. This mission continues to require a long-term focus that we believe will ultimately maximize value to our stockholders, and we face the risk of distractions posed by special interests that seek only short-term returns. At the same time, the Board continuously evaluates our corporate governance structure, practices and policies, and also weighs feedback from our stockholders as well as the stockholder proposals we have historically received for our annual meetings of stockholders. For example, at our 2017 annual meeting of stockholders, a stockholder proponent similarly proposed fully declassifying the Board and requiring all directors to stand for election annually, which our stockholders did not approve. As a result of this evaluation, the Board proposed and recommended at the 2019 annual meeting of stockholders that stockholders adopt an amendment to our certificate of incorporation to reduce the term of our directors to two years. However, our stockholders did not approve that proposal.

Nevertheless, as the stockholder proponent is asking stockholders to consider again at the 2021 Annual Meeting a reduction of the length of director terms, the Board believes it necessary to provide our stockholders with a more appropriate alternative to this proposal. While the Board fully supports giving our stockholders a greater voice by allowing them to vote on the performance of our directors with greater frequency, the Board also believes that it would not be in the best interests of Tesla and its stockholders at this time to subject the entire Board to an annual re-election, as has been proposed. If such a change were adopted, opportunistic short-term interests could quickly and significantly alter the makeup and continuity of the Board, thus severely incapacitating Tesla in its ability to develop, implement, and execute key projects to drive sustained long-term stockholder value. By contrast, we have separately included a proposal (Proposal 2) for our stockholders to directly adopt an amendment to our certificate of incorporation to reduce the terms of our Board members from three years to two years, which the Board believes strikes a suitable balance to the long-term interests of and nearer-term accountability to our stockholders at this time.

The Board recommends a vote AGAINST the stockholder proposal regarding reduction of director terms to one year.

PROPOSAL SIX

STOCKHOLDER PROPOSAL REGARDING ADDITIONAL REPORTING ON DIVERSITY AND INCLUSION EFFORTS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted from Calvert Research and Management. Calvert Research and Management has notified us that it is the beneficial owner of 87,680 shares of Tesla’s common stock and intends to present the following proposal at the 2021 Annual Meeting. Calvert Research and Management’s address is 1825 Connecticut Avenue NW, Suite 400, Washington DC 20009-5727. The stockholder proposal will be required to be voted upon at the 2021 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

Whereas: Numerous studies demonstrate the benefits of a diverse corporate workforce. These include:

•	Companies with the strongest racial and ethnic diversity are 35 percent more likely to have financial returns above their industry medians.
•	Companies in the top quartile for gender diversity are 21 percent more likely to outperform on profitability and 27 percent more likely to have superior value creation.[1]
•	A 2019 study of the S&P 500 by the Wall Street Journal found that the 20 most diverse companies had an average annual five year stock return of 5.8 percent higher than the 20 least-diverse companies.[2]

Despite such benefits, significant barriers to career advancement exist for diverse employees. Women enter the workforce in almost equal numbers as men (48 percent). However, they only comprise 22 percent of the executive suite. Similarly, people of color comprise 33 percent of entry level positions, but only 13 percent of the c-suite.3

In its Diversity, Equity and Inclusion Impact Report 2020 (U.S.) Tesla notes, “We do the work required to ensure that our culture is as diverse and inclusive as it is collaborative and driven.”

Yet, Tesla has not fully released meaningful information allowing investors to determine the effectiveness of its human capital management programs related to workplace diversity. Shareholders may become concerned that Tesla’s disclosures are insufficient as they do not disclose adequate information for investors to gain a solid understanding of the company’s recruitment, hiring, retention and promotion practices and progress across various ethnic groups and by gender without more granular data across each of these areas.

Investor desire for information on this issue is significant. As of October, 2020, investors representing $1.9 trillion in assets released an Investor Statement on the importance of increased corporate transparency on workplace equity data. It stated:

It is essential that investors have access to the most up-to-date and accurate information related to diverse workplace policies, practices, and outcomes.4

Resolved: Shareholders request Tesla, Inc. annually publish a report fully assessing the Company’s diversity and inclusion efforts, at reasonable expense and excluding proprietary information. At a minimum the report should include:

•	the process the Board follows for assessing effectiveness of its diversity, equity and inclusion programs;
•	the Board’s assessment of program effectiveness, as reflected in any goals, metrics, and trends related to its promotion, recruitment, hiring and retention of protected classes of employees; and
•

full EEO-1 report disclosure – a comprehensive breakdown of workforce by race and gender according to 10 employment categories each year, which is already collected and provided to the United States Equal Employment Opportunity Commission.

Supporting Statement: Investors seek disclosure of quantitative, comparable data to understand the effectiveness of the company’s diversity, equity, and inclusion programs.

[1]

McKinsey & Company, “Delivering through Diversity”, January 2018
(https://www.mckinsey.com/~/media/mckinsey/business%20functions/organization/our%20insights/delivering%20through%20diversity/delivering-through-diversity_full-report.ashx)

[2]	Holger, Dieter, “The business case for more diversity” Wall Street Journal, October 26, 2019 (https://www.wsj.com/articles/the-business-case-for-more-diversity-11572091200)

[3]	McKinsey & Company, “Women in the Workplace 2018”, (https://womenintheworkplace.com/)

[4]	https://www.asyousow.org/our-work/gender-workplace-equity-disclosure-statement

***

Opposing Statement of the Board

The Board has determined that this proposal would not serve the best interests of Tesla or our stockholders.

As the proponent acknowledges, Tesla published in December 2020 our first Diversity, Equity and Inclusion Impact Report, which outlined our diversity, equity and inclusion (“DEI”) programs and future roadmap for further actions we are taking to engage with employees, candidates and community members on DEI issues. Data from this Report was then integrated into Tesla’s annual Impact Report published in August 2021 and Tesla will continue to publish an integrated Impact Report including DEI information going forward. Moreover, as only the third iteration of the Impact Report, it is our goal to continuously assess and improve the Report from year to year.

Tesla and the Board are proud of the strides made so far. For example, as part of our inaugural set of DEI metrics, Tesla disclosed the percentages of our workforce and leadership who are women, come from underrepresented communities, or are veterans, and further provided employment percentages respectively for our employees representing Black/African American, Asian, Hispanic/LatinX and other underrepresented communities. In addition, Tesla disclosed the percentages of new hires and promotions who are women or come from underrepresented communities. At this time, we believe that these are the appropriate metrics to allow our stockholders to monitor the progress of our DEI efforts, and they convey even more than the broad categories of information specifically mentioned by the proponent—racial and ethnic diversity, gender diversity, the hiring of women, and women and people of color in management positions. The proponent has not indicated how the presentation of full EEO-1 data, which further breaks down employee information primarily by categories of job functions, would promote a more diverse workforce or provide investors with a better understanding of Tesla’s DEI policies and practices.

Moreover, the Impact Report also describes the ways in which the Board is involved in Tesla’s DEI reporting. For example, Board members regularly engage with our human resources leadership to review and align with Tesla’s DEI progress and provide feedback as to the effectiveness of its program.

For these reasons, we believe that the current scope of Tesla’s reporting is appropriate to provide our stockholders with visibility into our DEI program and a way to track its progress over time.

The Board recommends a vote AGAINST the stockholder proposal regarding additional reporting on diversity and inclusion efforts.

PROPOSAL SEVEN

STOCKHOLDER PROPOSAL REGARDING REPORTING ON EMPLOYEE ARBITRATION

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted from Nia Impact Capital. Nia Impact Capital has notified us that it is the beneficial owner of 923 shares of Tesla’s common stock and intends to present the following proposal at the 2021 Annual Meeting. Nia Impact Capital’s address is 1212 Preservation Parkway, Suite 200, Oakland, CA 94612. The stockholder proposal will be required to be voted upon at the 2021 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

RESOLVED:

Shareholders of Tesla, Inc. (“Tesla”) ask the Board of Directors to oversee the preparation of a public report on the impact of the use of mandatory arbitration on Tesla’s employees and workplace culture. The report should evaluate the impact of Tesla’s current use of arbitration on the prevalence of harassment and discrimination in its workplace and on employees’ ability to seek redress. The report should be prepared at reasonable cost and omit proprietary and personal information.

WHEREAS:

A workplace that tolerates harassment and discrimination invites legal, brand, financial, and human capital risk. Companies may experience reduced morale, lost productivity, absenteeism, and challenges in attracting and retaining talent. A number of studies have found significant share value benefits associated with diverse, equitable and inclusive workplaces.

Tesla requires employees to agree to arbitrate employment-related claims. In its 2020 proxy statement, Tesla stated that its arbitration proceedings are private if a “court rules that the underlying claims are subject to arbitration.” Tesla also stated that employees are allowed “remedies available in a court of law.”1 However, arbitrated employees may not access the courts directly, waive rights to all forms of judicial relief and may not bring class-action lawsuits.2

Mandatory arbitration limits employees’ remedies for wrongdoing, reduces employee willingness to report discrimination3, and prevents their learning about shared concerns.4 It may enable further discrimination, reduce workforce effectiveness, and create brand, legal and human capital risks. It masks from investors true workplace conditions.

These concerns are particularly relevant to Tesla. Employees who sought court trials but whose cases were held in arbitration have alleged experiencing sexual harassment, discrimination, racism and violent threats. In California, over 140 discrimination complaints have been filed with the Department of Fair Employment and Housing .5 In New York, at least 12 employees anonymously brought concerns to a Buffalo news station.

Ongoing use of employee arbitration creates a long-tail risk for Tesla, particularly as arbitration clauses face a changing regulatory landscape. The Biden Administration stated within its campaign platform its intention to reduce arbitration’s use and some states, such as New York, have sought to retroactively release employees from arbitration agreements when discrimination concerns exist.

A number of companies have ceased to require employees to arbitrate discrimination claims. This includes Google, whose use of arbitration was identified as a key aspect of a “culture of concealment” in its $310 million misconduct settlement.6

Companies with effective human capital management programs, as Tesla claims to have, should not need arbitration as a protection against lawsuits. Tesla has said ”We do the work required to ensure that our culture is as diverse and inclusive as it is collaborative and driven.”7

After the Board of a company with 74,000 employees conducted the study requested by this proposal it changed its use of arbitration in cases alleging discrimination and altered the charter of its compensation committee to include workplace culture.

[1]	https://www.sec.gov/Archives/edgar/data/1318605/000156459020027321/tsla-def14a_20200707.htm
[2]	https://casetext.com/case/balan-v-tesla-motors-inc-1
[3]	https://www.hnlr.org/2020/08/forced-into-employment-arbitration-sexual-harassment-victims-are-saying- metoo-and-beginning-to-fight-back-but-they-need-congressional-help/

[4]	https://www.eeoc.gov/eeoc/systemic/review/
[5]	https://www.bloombergquint.com/business/tesla-s-report-shows-minorities-make-up-60-of-u-s-workforce
[6]	https://www.law.com/therecorder/2020/09/25/google-ends-mandatory-arbitration-in-310m-sexual-harassment-settlement/
[7]	https://www.tesla.com/sites/default/files/downloads/2020-DEI-impact-report.pdf

***

Opposing Statement of the Board

The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our stockholders. As with the similar proposal presented by this lead proponent at the 2020 annual meeting of stockholders, which was rejected by Tesla’s stockholders, the proponent cites inaccurate and unsupported assertions regarding arbitration and its alleged impact on workplace conditions at Tesla.

As noted in our response to the proponent’s proposal in 2020, Tesla’s standard arbitration provision specifically states that the parties are entitled to all remedies available in a court of law. The fact that a claim is not adjudicated by a court or does not have certain procedural aspects does not mean that legal remedies are not available through arbitration. Arbitration offers an alternative form of adjudication by an experienced jurist selected with both parties’ participation that is often quicker than trial, especially in jurisdictions where courts are overburdened. Outcomes are also more certain because they may not be appealed absent extraordinary circumstances. Moreover, the employer bears the burden of paying the entire cost of the proceedings. The overall expediency benefits both parties with a fair resolution and a speedier return to their respective priorities without miring them in lengthy litigation. Notwithstanding the proponent’s generalizations that “companies with effective human capital management programs” do not mandate arbitration, we believe that the use of arbitration provisions remain very prevalent among many companies for all the reasons described herein, among others. Furthermore, outside of the U.S., where Tesla’s offer letters do not include arbitration provisions, many countries use specialized labor court proceedings similar to arbitration to adjudicate employee claims.

The proponent also fails to explain how arbitration prevents Tesla employees from learning about shared concerns or reduces willingness to report claims. An employee is free to publicize the results of an arbitration (as long as it excludes any trade secrets or proprietary business information), and to initiate a lawsuit by first filing a complaint in court. Similarly, while the proponent notes certain Tesla employees have alleged claims against the company, the proponent does not state any support for a correlation between employee arbitration and the alleged claims.

The proponent’s one-size-fits-all goal appears to be that every company simply eliminate employee arbitration; but the proponent fails to clearly or adequately explain the benefits to Tesla or our stockholders for doing so. The proponent claims that various governmental bodies may be considering or taking steps to curtail the use of arbitration but does not specify how any such developments would adversely impact Tesla or our stockholders (or argue that Tesla would not comply with applicable legal or regulatory requirements). Similarly, the proponent makes conclusory statements about other, and generally unnamed and unquantified, companies and their arbitration policies without considering or specifying how such other companies may or may not be similarly situated to Tesla. By contrast, the Board believes that each company is unique and should not be governed by sweeping and unsubstantiated generalizations. In the case of Tesla, our mission is to accelerate the world’s transition to sustainable energy. Implicit in our mission is a mandate to not only follow the law, but to do the right thing. As we have pledged in our annual Impact Report, Tesla has designed our workplace and policies to provide all employees with a respectful and safe working environment by not tolerating any discrimination, harassment, retaliation or any other mistreatment at work, whether based on a legally protected status or otherwise. Therefore, we reiterate that Tesla, its employees and its stockholders would be better served by continuing to execute on our mission and tangible workplace goals rather than devote attention and resources to reporting on an issue as to which the proponent has inaccurately characterized the fundamental premise and which is a pretext for its narrowly-focused goal.

The Board recommends a vote AGAINST the stockholder proposal regarding reporting on employee arbitration.

PROPOSAL EIGHT

STOCKHOLDER PROPOSAL REGARDING ASSIGNING RESPONSIBILITY FOR STRATEGIC OVERSIGHT OF HUMAN CAPITAL MANAGEMENT TO AN INDEPENDENT BOARD-LEVEL COMMITTEE

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by the Comptroller of the City of New York, which is the custodian and a trustee of the New York City Teachers’ Retirement System, New York City Employees’ Retirement System and the Board of Education Retirement System (the “Systems”). The Comptroller of the City of New York has notified us the Systems are beneficial owners of 151,745 shares of Tesla’s common stock and intends to present the following proposal at the 2021 Annual Meeting through its designee, the Comptroller of the City of New York. The Comptroller of the City of New York’s address is One Centre Street, 8th Floor North, New York, NY 10007-2341. The stockholder proposal will be required to be voted upon at the 2021 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

RESOLVED: That the Tesla, Inc. (“Tesla”) Board of Directors assign responsibility for strategic oversight of human capital management to an independent board-level committee. The committee’s responsibilities should include:

1.

Reviewing, on an ongoing basis, corporate policies and practices on principles, strategy and management of workforce-related matters, including those related to addressing workforce equity   and inclusion, and compensation for employees other than executive officers;

2.	Oversight of the extent to which Tesla’s policies, standards and requirements are applied consistently across its operations, and;

3.	Offering guidance on strategic decisions that may have an impact on the workforce.

Supporting Statement:

Citing multiple claims of labor rights violations, including discriminatory and anti-union activities, MSCI ESG Ratings warned investor clients in September 2020 that “Tesla’s weak labor management practices may pose risks to the company’s growth strategy.”1 To date, Tesla has not established clear oversight responsibilities for its workforce at the board level or provided sufficient information for investors to understand its human capital management approach.

High-profile killings of Black men and women in 2020 highlighted the grave consequences of systemic racism in our society, sparked nationwide protests for racial justice. They prompted many companies to publicize their commitments to racial equity and diversity. CEO Elon Musk’s only apparent action in support of Black employees during this period was to announce on the morning of Juneteenth that it was an unpaid holiday.2 Many employees were already at work by the time the email was sent out.

In May 2020, the company reopened its plant, breaching government stay-at-home mandates. In the months that followed, 450 employees tested positive for the coronavirus. The CEO reportedly dared state officials to arrest him.3 Despite assurances that workers could stay home if they felt unsafe, several workers were subsequently terminated for “failure to return to work.”4

The CEO’s responses to both the pandemic and racial-justice protests underscore the need for broader board oversight of the workforce.

Tesla’s stated mission is “to accelerate the world’s transition to sustainable energy.” This shift towards a low-carbon economy is underway, with companies poised to significantly expand their operations and workforce. It is essential that the low-carbon economy not replicate – or worse, exacerbate – the old economy’s inequalities. Empirical studies show that robust human capital management is associated with: improved recruitment and retention, better returns and lower costs, better brand reputation, improved operational performance, and better long-term strategic planning5. The need for board oversight responsibility of human capital management reflects its importance to a company’s strategy and operations. It is necessary to enable Tesla to optimize performance and uphold its obligations to its growing workforce.

To facilitate a just transition toward an environmentally sustainable economy, Tesla will need its board of directors to oversee a credible and robust long-term strategy. Conversely, failure to correctly assign board- level oversight may create reputational and legal risks that can negatively impact performance and long-term value.

These are significant risks for Tesla shareholders. We urge shareholders to vote FOR this proposal.

[1]	n.d. MSCI ESG Ratings Report.
[2]

Lambert, F. and Lambert, F., 2021. Tesla makes Juneteenth a holiday as Elon Musk gets pressure from Black Lives Matter movement - Electrek. [online] Electrek. Available at: https://electrek.co/2020/06/19/tesla-juneteenth-holiday-elon-musk-pressure-black-lives-matter/

[3]

The Washington Post. 2021. Hundreds of covid cases reported at Tesla plant following Musk’s defiant reopening, county data shows. [online] Available at: https://www.washingtonpost.com/technology/2021/03/12/hundreds-covid-cases-reported-tesla-plant-following-musks-defiant-reopening-county-data-shows/

[4]

The Washington Post. 2020. Tesla gave workers permission to stay home rather than risk getting covid-19. Then it sent termination notices. [online] Available at: https://www.washingtonpost.com/technology/2020/06/25/tesla-plant-firings/

[5]

The Harvard Law School Forum on Corporate Governance. 2021. Corporate Director Selection and Recruitment: A Matrix. [online] Available at: https://corpgov.law.harvard.edu/2013/06/02/corporate-director-selection-and-recruitment-a-matrix/

***

Opposing Statement of the Board

The Board has considered this proposal and has determined that it would not serve the best interests of Tesla or our stockholders, as Tesla already has in place a suitable governance structure for the oversight of human capital management.

The Board already has independent committees in place with oversight over the issues identified by the proponent. For example, the Compensation Committee of the Board plays a key role in overseeing human capital management at Tesla. Moreover, the individual members of the Compensation Committee of the Board have a diversity of expertise in human capital management from their professional experience with companies in a range of industries, including those with large and complex workforces. In addition to being tasked with monitoring and liaising with management regarding executive compensation at its standing meetings, the Compensation Committee reviews, considers and provides to management guidance related to workforce management, equity and inclusion, and compensation, recruiting and retention efforts for employees other than executive officers. As part of its broad oversight of Tesla’s material risks and compliance burdens, the Audit Committee of the Board also regularly receives updates from and provides feedback to management relating to various workforce issues including environmental, health and safety incident metrics and enterprise risk assessments pertaining to human resources. As such, the responsibilities requested by the proponent for an independent board-level committee are already generally being performed by independent committees of the Board.

In addition, the proponent cites as primary support for the proposal a number of media headlines relating to aspects of Tesla’s business operations. Aside from referencing one-sided allegations lacking full context and facts or drawing speculative conclusions from them, the proponent fails to support how such aspects of Tesla’s business operations are attributable to the existence or non-existence of an independent Board committee with oversight over issues of human capital management. Instead, such support points to incendiary storylines rather than actual correlation.

Although Board committees generally do not have granular responsibility for the day-to-day operations at companies they oversee, the Compensation Committee and Audit Committee of Tesla’s Board already provide important strategic reviews and guidance in this area. More broadly, Tesla’s DEI efforts, including those described in our annual Impact Report, illustrate our focus on attracting, developing and retaining top talent while integrating DEI principles and practices into our core values. Independent members of our Board regularly engage with our human resources leadership to review and align with Tesla’s DEI progress and provide feedback as to the effectiveness of its program.

Therefore, we believe we are already well-equipped to address human capital management issues, including with the support of an independent committee of the Board.

The Board recommends a vote AGAINST the stockholder proposal regarding assigning responsibility for strategic oversight of human capital management to an independent board-level committee.

PROPOSAL NINE

STOCKHOLDER PROPOSAL REGARDING ADDITIONAL REPORTING ON HUMAN RIGHTS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by Sisters of the Good Shepherd New York Province. Sisters of the Good Shepherd New York Province has notified us that it is the beneficial owner of 35 shares of Tesla’s common stock and intends to present the following proposal at the 2021 Annual Meeting through its designee, Gina Falada. Sisters of the Good Shepherd New York Province’s address is 25-30 21st Avenue, Astoria, New York 11105. The stockholder proposal will be required to be voted upon at the 2021 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

Resolved: Shareholders request that the Board of Directors commission an independent, third-party report assessing the extent to which Tesla is effectively fulfilling its responsibility to respect human rights and engage in responsible sourcing practices. The report should include analysis of how Tesla’s Code of Business Conduct and Ethics, Supplier Code of Conduct, and Human Rights and Conflict Minerals Policy are implemented to address adverse human rights impacts occurring within its direct operations and across the value chain. The report should exclude information relevant to any pending legal proceeding or threatened proceeding of which Tesla has notice.

Whereas: Tesla sources thousands of parts from hundreds of global suppliers through complex, extended supply chains and acknowledges that “reliably determining the origin [of raw materials] is a difficult task.”1 Cobalt, conflict minerals, steel, lithium, rubber, mica, nickel, and electronics used in Tesla’s products may present human rights risks.2

Cobalt used in Tesla’s lithium-ion batteries can be traced to Glencore-owned mines in the Democratic Republic of Congo (DRC) where child labor is pervasive. Cobalt mining is one of the worst forms of child labor, requiring working with sharp tools in mines at risk of collapse. Tesla is a defendant in a class action lawsuit alleging it is “knowingly benefiting from and aiding and abetting the cruel and brutal use of young children in the [“DRC”] to mine cobalt.”3 In spite of its long term partnership with Glencore to annually source up to 6,000 tons of cobalt, Tesla’s motion to dismiss the lawsuit argued that it cannot control the actions of the mining companies in its supply chain. This conflicts with Tesla’s own “policies” that it will ensure these conditions do not occur in its supply chain and it will not tolerate the use of slave or child labor.

As Tesla seeks to source more nickel for electric vehicle production, its failure to demonstrate responsible sourcing presents risks. Russian Indigenous activists urge Tesla not to source from Norilsk Nickel until it remediates devastating environmental, cultural, and economic harms from a major oil spill that impacted the traditional territory and livelihoods of Indigenous Peoples. 4

The National Labor Relations Board (NLRB) recently upheld a 2019 federal ruling that Tesla violated labor laws by blocking union organizing, and the company was ordered to reinstate a fired worker and remove an anti-union tweet by Elon Musk. Tesla also faces ongoing lawsuits alleging racial harassment and discrimination.

Additionally, Tesla’s factory conditions may violate the right to a safe and healthy workplace. Tesla’s Fremont, CA plant has a history of repeat fines for severe Occupational Safety and Health Administration (OSHA) violations. Insufficient safety trainings, noncompliant safety markings, exposure to toxins, and undercounting or mislabeling injuries have been documented. Tesla employees who raised concerns about the company’s insufficient response to COVID-19 faced retaliation amidst rising infections.

Tesla’s poor human rights performance suggests its human rights commitments are neither effectively implemented, contributing to positive human rights outcomes, nor ensuring access to remedy.

[1]	https://www.tesla.com/sites/default/files/about/legal/2019-conflict-minerals-report.pdf?redirect=no
[2]	https://iasj.org/wp-content/uploads/IASJ_ShiftingGearsReport_F.pdf
[3]	http:www.iradvocates.org/case-update/cobalt-mining-case/child-cobalt-miners-file-amended-complaint-against-apple-alphabet
[4]	https://www.culturalsurvival.org/news/indigenous-activists-demand-tesla-stop-buying-nickel-nornickel-russia

***

Opposing Statement of the Board

The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our stockholders.

As we noted in response to the proposal requesting additional reporting regarding human rights that was presented by the same proponent at the 2020 annual meeting of stockholders, which was rejected by Tesla’s stockholders, Tesla’s annual Impact Report already describes how human rights values are respected in our operations. We continue to evolve this report over time and, in the most recent Impact Report published in August 2021 and consistent with our past reporting, we included information on Tesla’s environmental, health and safety program for our employees and workplaces, our related training, initiatives, controls and remediations, and updated relevant metrics and statistics. Moreover, with the latest Impact Report, Tesla further supplemented our reporting on the implementation of our human rights commitments and values, such as those in our Supplier Code of Conduct, Human Rights Policy and Responsible Materials Policy.

First, the Impact Report provides greater insight into our Responsible Sourcing Steering Committee, which is comprised of senior leadership from our supply chain, compliance, environmental health and safety, investor relations, internal audit, legal and policy teams to manage our diverse sourcing issues. These cross-functional stakeholders meet regularly to oversee Tesla’s related policies, address any existing issues and plan for emerging areas of concern, prioritizing risks based on factors such as their impact on human rights, their significance to the business, Tesla’s ability to drive change and our relationship with the supply base.

Second, the latest Impact Report described the ways in which Tesla leverages objective third-party standards, resources and partners to monitor and enforce compliance with our human rights policies and goals and promote market-wide improvements in human rights practices. For example, Tesla utilizes the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Sourcing from Conflict Affected and High Risk Areas and the Responsible Mineral Initiative’s (“RMI”) Cobalt Reporting Template in our supply chain due diligence and data collection program as part of our country of origin inquiry for our entire supply chain. In particular, our Report highlighted our sourcing of cobalt, given its use in current battery cells and global human rights concerns regarding its mining. The Report described our use of OECD and RMI standards, as verified by initial and periodic third-party audits, to monitor our battery suppliers’ cobalt supply chains and our cobalt refiners, including the results of Tesla’s analysis of our cobalt refiners in 2020. Finally, our Impact Report described the cross-industry initiatives and technology collaborations that Tesla participates in, such as the Global Battery Alliance’s Human Rights and Child Labor and Greenhouse Gas Footprint working groups and the Fair Cobalt Alliance.

Indeed, the proponent’s justification for additional reporting on human rights appears to be an appeal to sensational headlines, ongoing legal proceedings and exaggerated allegations about workplace issues and practices, which we strongly dispute. Below are the facts:

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Cobalt mining lawsuit. Being named as a defendant in a pending lawsuit does not indicate that Tesla is responsible for any wrongdoing. Tesla is one of many defendants named in the cited cobalt mining class action lawsuit, and categorically denies the claims made in the lawsuit. In fact, because Tesla recognizes the risk of human rights issues within global cobalt supply chains, we have made a significant effort to establish processes to mitigate any such risks from our supply chain, as detailed in our Impact Report. As stated in this Report, in the event that modern slavery, child labor or human trafficking is identified in our supply chain and it has not been remediated by the supplier within a strict time frame, Tesla will immediately terminate our agreement with the supplier. To date, Tesla has not identified any instances of such human rights violations in our cobalt supply chain. Our long-term goal is to reduce and eventually eliminate the use of cobalt in our battery cells.

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Specific supplier concerns. Our robust policies and practices including the Supplier Code of Conduct, Human Rights Policy and Responsible Materials Policy apply to our entire supply chain and as noted above, identified and unremedied violations will result in the termination of suppliers. The proponent quotes an open letter from an interest group requesting Tesla to refrain from sourcing from Norilsk Nickel, but Tesla has never entered into any agreement with Norilsk Nickel.

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Labor laws. The proponent vaguely alleges harassment, discrimination, retaliation and the prevention of organizing. At best, these are the subject of proceedings that have not been finally adjudicated and at worst, are unsubstantiated and sweeping generalities. For example, Tesla has denied any wrongdoing in the cited NLRB ruling, and is currently in the process of appealing such decision. Tesla is pro-employee and strives to provide excellent pay, benefits and career opportunities. We strive for a culture of open communication, and employees have the right to freely discuss their wages, benefits and terms and conditions of employment, and to raise complaints internally or externally. Tesla also hosts an Integrity Line which is open 24/7 as a vehicle for its employees to express their concerns anonymously without concern for retaliation.

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Workplace safety. Tesla constantly re-evaluates our health and safety strategies in order to become the world’s safest and most resilient company. For example, in 2020, Tesla responded proactively and quickly to the COVID-19 pandemic by prioritizing the health and safety of our employees while solving logistic issues, and infection rates amongst our employees in California were well below the county averages where our employees live. Further, the Fremont Factory achieves injury rates far below the industry average. In addition, while Tesla has never received any willful OSHA citations despite the significant scale of our manufacturing operations, we recognize that there is always more work to be done and among other efforts, are working towards becoming a participant in OSHA’s Voluntary Protection Program in order to partner with OSHA on our goals for continual improvement and stakeholder engagement.

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ESG Awareness. Because Tesla understands the importance of environmental, social and governance (“ESG”) issues, we have dedicated management leadership and a council overseeing this area, holistically integrating and improving our human rights program. The Tesla team looks at ESG from the perspective of the environment, workplace health and safety, human resource management, supply chain and procurement practices, compliance and board oversight, coordinating efforts and resources to better implement our human rights policy and program.

Tesla remains confident in our efforts regarding and commitment to human rights in our operations, and that our publicly available policies and periodically updated disclosures already provide robust and transparent information on these matters.

The Board recommends a vote AGAINST the stockholder proposal regarding additional reporting on human rights.

CORPORATE GOVERNANCE

Investor Outreach

During 2014, the Board determined to formally identify, approach and establish an active dialogue with our largest stockholders and conduct an extensive and recurring review of our corporate governance practices. We inaugurated a program of periodic investor outreach to ensure that Tesla’s Board and management understand and consider the issues that matter most to our stockholders. We have gradually expanded this program over time to include senior members of management and the Board, who have participated in hosting extended series of meetings with and preparing presentations to a broad base of investors. Through this program, we have received and continue to periodically receive helpful input regarding a number of stockholder-related matters, and have adopted a number of significant changes to our corporate governance practices. Moreover, members of the Board and management from time to time seek input from our investors when considering important corporate actions, including our consideration of and responses to stockholder proposals, that involve corporate governance and alignment with stockholder interests. For instance, in part arising from investor feedback to broaden the expertise on our Board, we added a new independent director, Hiromichi Mizuno, in early 2020 to lend his international, investment and other expertise to the Board.

We do not expect that we will always be able to address all of our stockholders’ feedback. However, we seek to optimize our corporate governance by continually refining our relevant policies, procedures and practices to align the needs of the Company with evolving regulations and best practices, issues raised by our stockholders and other factors as circumstances warrant.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board sets high standards for Tesla’s workforce, officers and directors. Tesla is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the Company and managing its affairs in a manner consistent with rigorous principles of business ethics. Accordingly, Tesla has adopted a Code of Business Conduct and Ethics, which is applicable to Tesla and its subsidiaries’ directors, officers and personnel. Tesla has also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, and charters of the standing committees of the Board, form the framework for Tesla’s corporate governance. The Code of Business Conduct and Ethics and the Corporate Governance Guidelines are each available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights. Tesla will disclose on its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board periodically assesses, with the recommendation of the Nominating and Corporate Governance Committee, the independence of its non-employee members as defined in the listing standards of NASDAQ and applicable laws. The Board undertook an analysis for each non-employee director and considered all relevant facts and circumstances, including the director’s other commercial, accounting, legal, banking, consulting, charitable and familial relationships. The Board determined that with respect to each of its current members other than Elon Musk, who is our Chief Executive Officer, and Kimbal Musk, who is Elon Musk’s brother, there are no disqualifying factors with respect to director independence enumerated in the listing standards of NASDAQ or any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such member is an “independent director” as defined in the listing standards of NASDAQ and applicable laws.

In particular, the Board reviewed the following considerations:

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Ira Ehrenpreis, Antonio Gracias, James Murdoch, Elon Musk, Kimbal Musk and/or investment funds affiliated with them, have made minority investments in certain companies or investment funds, (i) of which other Tesla directors are founders, significant stockholders, directors, officers, or managers, and/or (ii) with which Tesla has certain relationships set forth below in “Certain Relationships and Related Party Transactions—Related Party Transactions.” The Board concluded that none of these investments are material so as to impede the exercise of independent judgment by any of Messrs. Ehrenpreis, Gracias or Mr. Murdoch, and that none of them has a direct or indirect interest in any transaction between Tesla and another company set forth below in “Certain Relationships and Related Party Transactions—Related Party Transactions.”

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Mr. Gracias is a director of SpaceX, (i) of which Elon Musk and Kimbal Musk are also directors, and (ii) with which Tesla has certain relationships set forth below in “Certain Relationships and Related Party Transactions—Related Party Transactions—SpaceX.” The Board concluded that Mr. Gracias is an experienced investment professional who has served on the boards of multiple companies without conflict or impairment of independent judgment.

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Lawrence J. Ellison and/or entities affiliated with him, have purchased certain Tesla products and services from Tesla as set forth below in “Certain Relationships and Related Party Transactions—Related Party Transactions—Other Transactions.” The Board concluded that such purchases were negotiated and completed through ordinary course sales processes in good faith on terms generally available to similar customers and would not impair the independent judgment of Mr. Ellison.

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Mr. Ellison is an officer of a company from which Tesla has purchased business services. The Board concluded that such purchases were for standard offerings in the ordinary course of business pursuant to good faith contracting processes in which Mr. Ellison was neither involved nor had any material interest.

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As previously disclosed by Tesla, Elon Musk had previously agreed to provide certain directors’ and officers’ indemnity coverage to us from his personal funds, which the Board concluded did not impair the independent judgment of the other members of the Board.

In addition, prior to his departure from the Board in September 2020, the Board had determined that Stephen Jurvetson was an independent director as defined in the listing standards of NASDAQ and applicable laws.

Board Leadership Structure

Roles of Chair of the Board and Lead Independent Director

Following careful deliberation, the Board appointed Robyn Denholm to serve as the independent Chair of the Board in November 2018, having considered her strong leadership, independent presence and financial and business expertise on the Board over an extended period of time. Together, Ms. Denholm and our Chief Executive Officer, Elon Musk, comprise our senior Board leadership, which the Board believes is appropriate at this time to provide the most effective leadership structure for Tesla in a highly competitive and rapidly changing technology industry. As Chair of the Board, Ms. Denholm has broad authority and oversight over the affairs of the Board, with Mr. Musk available to her as a resource in this regard. Moreover, as an independent Chair of the Board, Ms. Denholm has the authority to direct the actions of the other independent directors and regularly communicate with Mr. Musk as their representative, which are duties previously performed by Antonio Gracias in his former role as Lead Independent Director. After a brief transition period to assist Ms. Denholm, Mr. Gracias relinquished such role in April 2019, and the Board determined that a Lead Independent Director is not currently necessary.

As Chair of the Board, Ms. Denholm, among other things:

•	reviews the agenda and materials for meetings of the independent directors;
•	consults with our Chief Executive Officer regarding Board meeting agendas, schedules and materials;
•	acts as a liaison between our Chief Executive Officer and the independent directors when appropriate;
•	otherwise communicates regularly with our Chief Executive Officer;
•	raises issues with management on behalf of the independent directors;
•	annually reviews, together with the Nominating and Corporate Governance Committee, the Board’s performance during the prior year; and
•	serves as the Board’s liaison for consultation and communication with stockholders as appropriate.

Tesla also has a mechanism for stockholders to communicate directly with non-management directors (see “Corporate Governance—Contacting the Board” below).

Committees of the Board

In addition, the Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Disclosure Controls Committee—which are each further described below. Each of the Board committees is comprised solely of independent directors, and the Board may appoint a chair to each committee. Our independent directors regularly meet in executive session and at such other times as necessary or appropriate as determined by the independent directors. In addition, as part of our governance review and succession planning, the Board (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Tesla, reviews the composition, size and performance of the Board and its committees, evaluates individual Board members, and identifies and evaluates candidates for election or re-election to the Board. See “Corporate Governance—Process and Considerations for Nominating Board Candidates” below for additional information.

Board Role in Risk Oversight

The Board is responsible for overseeing the major risks facing Tesla while management is responsible for assessing and mitigating Tesla’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee and Compensation Committee, which are comprised entirely of independent directors. The Audit Committee and

Compensation Committee respectively report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Financial, Compliance and Controls Risks

The Audit Committee has scheduled periodic and annual reviews and discussions with management regarding significant risk exposures and incident metrics, including those relating to global financial, accounting and treasury matters, internal audit and controls, legal and regulatory compliance and data privacy and cybersecurity. These discussions cover the steps management has taken to monitor, control and report such exposures, as well as Tesla’s policies with respect to risk assessment and risk management.

Employee Compensation Risks

The Compensation Committee oversees management of risks relating to Tesla’s compensation plans and programs. Tesla’s management and the Compensation Committee have assessed the risks associated with Tesla’s compensation policies and practices for all employees, including non-executive officers. These include risks relating to setting ambitious targets for our employees’ compensation or the vesting of their equity awards, our emphasis on at-risk equity-based compensation, discrepancies in the values of equity-based compensation depending on employee tenure relative to increases in stock price over time and the potential impact of such factors on the retention or decision-making of our employees, particularly our senior management. Based on the results of this assessment, Tesla does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Tesla.

Board Meetings and Committees

During fiscal 2020, the Board held six meetings. Each director attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all Board Committees on which such director served (in each case held during such director’s relevant period of service).

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58) of the Exchange Act, currently consists of Robyn Denholm, Antonio Gracias, Hiromichi Mizuno and James Murdoch, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Ms. Denholm is the chair of the Audit Committee. The Board has determined that Ms. Denholm is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for, among other things:

•	reviewing and approving the selection of Tesla’s independent auditors, and approving the audit and non-audit services to be performed by Tesla’s independent auditors;
•	providing oversight, recommendations, and under specified thresholds, approvals, regarding significant financial matters and investment practices, including any material acquisitions and divestitures;
•	monitoring the integrity of Tesla’s financial statements and Tesla’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of Tesla’s internal control policies and procedures in addition to Tesla’s risk management, data privacy and data security;
•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors Tesla’s interim and year-end operating results; and
•	preparing the audit committee report that the SEC requires in Tesla’s annual proxy statement.

The Audit Committee held 12 meetings during fiscal 2020. The Audit Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights.

The Audit Committee Report is included in this proxy statement on page 58.

Compensation Committee

The Compensation Committee is currently comprised of Robyn Denholm, Ira Ehrenpreis and Kathleen Wilson-Thompson, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chair of the Compensation Committee.

The Compensation Committee is responsible for, among other things:

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overseeing Tesla’s global compensation philosophy and policies, plans and benefit programs and making related recommendations to the Board, including by considering “say-on-pay” votes of Tesla’s stockholders;

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reviewing and approving for Tesla’s executive officers: the annual base salary, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other compensation, benefits or arrangements;

•	administering the compensation of members of the Board and Tesla’s equity compensation plans; and
•	preparing the compensation committee report that the SEC requires to be included in Tesla’s annual proxy statement.

The Compensation Committee held ten meetings during fiscal 2020. The Compensation Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights.

The Compensation Committee Report is included in this proxy statement on page 45.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Robyn Denholm, Ira Ehrenpreis, James Murdoch and Kathleen Wilson-Thompson, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board;
•	considering questions of possible conflicts of interest of Tesla’s directors and officers;
•	reviewing the manner in and the process by which stockholders communicate with the Board and recommending Board responses;
•	reviewing the succession planning for Tesla’s executive officers;
•	overseeing the evaluation of Tesla’s Board and management; and
•	recommending members for each Board committee to the Board.

The Nominating and Corporate Governance Committee held four meetings during fiscal 2020. The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights.

Disclosure Controls Committee

The Disclosure Controls Committee currently consists of Robyn Denholm, James Murdoch, and Kathleen Wilson-Thompson each of whom qualifies as an independent director under the listing standards of NASDAQ. Ms. Denholm is the chair of the Disclosure Controls Committee.

The Disclosure Controls Committee is responsible for, among other things:

•	overseeing the implementation of and compliance with the terms of Tesla’s consent agreement with the SEC dated September 29, 2018, as amended April 26, 2019;
•	overseeing the controls and processes governing certain public disclosures by Tesla and its executive officers; and

•	reviewing and resolving certain conflicts of interest or other human resources issues involving any executive officer and ensuring appropriate disclosures, if applicable.

The Disclosure Controls Committee held 12 meetings during fiscal 2020. The Disclosure Controls Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights.

Compensation Committee Interlocks and Insider Participation

Robyn Denholm, Ira Ehrenpreis and Kathleen Wilson-Thompson served as members of the Compensation Committee during 2020. None of such persons is or was formerly an officer or an employee of Tesla. See “Certain Relationships and Related Party Transactions—Related Party Transactions” below for certain transactions involving Tesla in which members of the Compensation Committee may potentially be deemed to have an indirect interest.

During 2020, no interlocking relationships existed between any member of Tesla’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company.

Process and Considerations for Nominating Board Candidates

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for Board membership, recommending Board candidates, and proposing any changes to the composition of the Board. The Nominating and Corporate Governance Committee’s criteria and process for fulfilling these duties are generally as follows:

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The Nominating and Corporate Governance Committee regularly reviews the current composition and size of the Board, and oversees an annual evaluation of the performance of the Board as a whole and of its individual members. The Nominating and Corporate Governance Committee applies uniform evaluation processes and standards for all Board members, including in identifying, considering or recommending new candidates for the Board to fill vacancies or add additional directors and in recommending existing Board members for nomination to be re-elected at annual meetings of stockholders.

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In carrying out the foregoing duties, the Nominating and Corporate Governance Committee consistently seeks to achieve a complementary balance of knowledge, experience and capability on the Board. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, it considers all pertinent factors that it considers appropriate, including diversity, and believes that the Board should be comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of Tesla’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. For example, after conducting independent director searches from time to time in which numerous highly-qualified candidates from a variety of backgrounds were considered, the Nominating and Corporate Governance Committee recommended to the Board Lawrence J. Ellison and Kathleen Wilson-Thompson in 2018 to further bolster the Board’s expertise in technological innovation and workforce management and relations and Hiromichi Mizuno in 2020 to add an additional perspective on global financial markets and economics and to further increase the international exposure and global mindset on the Board with insight and influence.

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In evaluating and identifying candidates, the Nominating and Corporate Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

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With regard to any candidates who are properly recommended by stockholders (as described in more detail below) or by other sources, the Nominating and Corporate Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Corporate Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate or other actions that the Nominating and Corporate Governance Committee deems necessary or proper.

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After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends the director nominees that it has determined to be qualified to the full Board.

It is the policy of the Nominating and Corporate Governance Committee to consider properly submitted recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: Legal Department, and should also be sent by e-mail to shareholdermail@tesla.com. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Tesla within the last three years and evidence of the nominating person’s ownership of Tesla stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of Tesla’s business, other commitments and the like, as well as any personal references and an indication of the candidate’s willingness to serve.

Attendance at Annual Meetings of Stockholders by the Board

Although Tesla does not have a formal policy regarding attendance by members of the Board at Tesla’s annual meetings of stockholders, directors are encouraged to attend. Two of our directors who served at the time of the 2020 annual meeting of stockholders attended such meeting in person, and the other directors had access to join via online webcast.

Stock Transactions

Hedging, Short Sales and Rule 10b5-1 Trading Plans

Tesla has an insider trading policy that prohibits all of our directors, officers and employees from, among other things, engaging in short sales, hedging or similar transactions designed to decrease the risks associated with holding Tesla securities. This prohibition encompasses transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to Tesla securities, but not transactions designed to facilitate portfolio diversification, such as broad-based index options, futures or baskets.

In addition, two of Tesla’s current executive officers and two directors have entered into Rule 10b5-1 trading plans that are effective as of the date of this filing.

Pledging of Shares

The ability of our directors and executive officers to pledge Tesla stock for personal loans and investments is inherently related to their compensation due to our use of equity awards and promotion of long-termism and an ownership culture. See “Executive Compensation—Pledging of Shares” below for more details on Tesla’s policy regarding the pledging of Tesla stock by such individuals.

Stock Ownership by Board and Management

To align the interests at the highest level of our management with those of our stockholders, the Board has instituted the following requirements relating to stock ownership under our Corporate Governance Guidelines.

Each member of the Board and our Chief Executive Officer is subject to the following minimum stock ownership requirements: (i) each director shall own shares of Tesla stock equal in value to at least five times the annual cash retainer for directors (exclusive of retainer amounts for service as Lead Independent Director or as a member or chair of a Board committee), and (ii) our Chief Executive Officer shall own shares of Tesla stock equal in value to at least six times his/her base salary. Each individual shall have five years from the later of March 3, 2015 and the date such person assumed his or her relevant role at Tesla to come into compliance with these ownership requirements. Each person’s compliance with the minimum stock ownership level will be determined on the date when this compliance grace period expires, and then annually on each December 31, by multiplying the number of shares held by such person and the average closing price of those shares during the preceding month. Our Chief Executive Officer and each of our directors is currently either in compliance with these requirements or is in the applicable period to come into compliance therewith.

Our Corporate Governance Guidelines also provide that no equity award as to which vesting or the lapse of a period of restriction occurs based solely on the passage of time that is granted to a named executive officer may vest, or have a period of restriction that lapses, earlier than six months from the date on which such vesting or lapse commences. Furthermore, our Corporate Governance Guidelines provide that no named executive officer may sell, transfer, pledge, assign or otherwise dispose of any shares of Tesla stock acquired pursuant to any stock option, restricted stock unit or other equity award granted by Tesla earlier than the date that is six months after the date on which such award vests or the period of restriction with respect to such award lapses, as applicable.

Prohibition of Equity Award Repricing

Tesla views equity-based compensation to be a key factor in incentivizing the future performance of our personnel. Consequently, the Tesla, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) provides, and Tesla’s previous 2010 Equity Incentive Plan provided, that stock options and other equity awards issued under these plans that derive their value from the appreciation of the value of Tesla’s stock may not be exchanged for other awards, repurchased for cash or otherwise be made the subject of transactions that have the purpose or effect of repricing such awards.

In addition, applicable NASDAQ rules prohibit any repricing with respect to the performance-based stock option award granted to Elon Musk in January 2018 (the “2018 CEO Performance Award”).

Contacting the Board

Any stockholder who desires to contact our non-employee directors regarding appropriate Tesla business-related comments may do so electronically at the following website: http://ir.tesla.com/corporate-governance/contact-the-board. Such stockholders who desire to contact our non-employee directors by mail may do so by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Legal Department. Our General Counsel, or someone acting in his or her place, receives these communications unfiltered by Tesla, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@tesla.com.

EXECUTIVE OFFICERS

The names of Tesla’s executive officers, their ages, their positions with Tesla and other biographical information as of August 13, 2021, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	50	Technoking of Tesla and Chief Executive Officer
Zachary Kirkhorn	36	Master of Coin and Chief Financial Officer
Andrew Baglino	40	Senior Vice President, Powertrain and Energy Engineering

Elon Musk. For a brief biography of Mr. Musk, please see “Proposal One—Election of Directors— Information Regarding the Board and Director Nominees” above.

Zachary Kirkhorn is our Master of Coin and has served as our Chief Financial Officer since March 2019. Previously, Mr. Kirkhorn served in various finance positions continuously since joining Tesla in March 2010, other than between August 2011 and June 2013 during which he attended business school, including most recently as Vice President, Finance, Financial Planning and Business Operations from December 2018 to March 2019. Mr. Kirkhorn holds dual B.S.E. degrees in economics and mechanical engineering and applied mechanics from the University of Pennsylvania and an M.B.A. from Harvard University.

Andrew Baglino has served as our Senior Vice President, Powertrain and Energy Engineering since October 2019. Previously, Mr. Baglino served in various engineering positions continuously since joining Tesla in March 2006. Mr. Baglino holds a B.S. in electrical engineering from Stanford University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2020 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

The following discussion and analysis relates to the compensation arrangements for 2020 of (i) our principal executive officer, (ii) our principal financial officer and (iii) the two most highly compensated persons, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2020 (our “named executive officers”). We had no other executive officers serving at the end of our fiscal year ended December 31, 2020. Our named executive officers for fiscal year 2020 were:

Name	Position
Elon Musk	Technoking of Tesla and Chief Executive Officer
Zachary Kirkhorn	Master of Coin and Chief Financial Officer
Jerome Guillen	Former President, Tesla Heavy Trucking
Andrew Baglino	Senior Vice President, Powertrain and Energy Engineering

Mr. Guillen departed Tesla in June 2021.

Compensation Philosophy

Our mission is to accelerate the world’s transition to sustainable energy. This is a long-term mission, and our compensation programs reflect this—and our startup origins—in that they consist primarily of salary or wages and equity awards. Whereas salary or wages are intended to meet our employees’ near-term liquidity needs, we believe that equity awards are an effective tool for retaining employees long-term, as they vest incrementally over a period of time or upon the achievement of specified performance milestones intended to be achieved over the medium- and long-term. Moreover, the closing prices of our common stock on the first trading day of each of 2019, 2020 and 2021 were $62.02, $86.05 and $729.77, respectively (as adjusted for the five-for-one stock split effected in the form of a stock dividend in August 2020, or the “Stock Split”). During periods in which our stock price and the underlying value of equity awards increase, their retention impact is even greater. We believe that the potential for such increases also creates an ownership culture that promotes holding equity, which in turn aligns the interests of our employees with the long-term interests of our stockholders. For these reasons, our goal is to provide each employee with the opportunity to participate in our equity programs, with certain limited cash-based bonus programs serving generally to accommodate specific incentive structures or liquidity needs. Combining salary or wages and our equity award program, we strive to offer a total level of compensation that is competitive within specific roles and geographical markets.

In particular, we believe that compensation for the individuals who are responsible for Tesla’s strategic direction and operations should motivate them to achieve sustainable stockholder value and/or tangible milestones rather than to simply remain at Tesla or maintain the status quo. Therefore, while we offer to our general employee population restricted stock units that will retain some value even if the market value of our stock decreases, we are increasingly emphasizing for our executive officers the grant of stock option awards, which have zero initial value and accumulate value, if at all, only to the extent that our stock price increases following their grant, through the applicable vesting dates and until such stock options are ultimately exercised and the underlying shares are sold. In addition, because equity awards comprise a greater proportion of our executive officers’ total level of compensation compared to comparable roles at peer companies, a sustained decrease in our stock price or failure to achieve the applicable operational milestones may result in a level of total compensation that is significantly less than that of such peer roles. Likewise, our outside director compensation program has been comprised primarily of equity awards that are entirely in the form of stock option awards, as well as relatively modest cash retainer payments that may be waived at the election of each director.

We evaluate our compensation philosophy and programs regularly and evolve them as circumstances merit with oversight by the Compensation Committee, particularly with respect to executive and director compensation. For example, if our stock price experiences significant movement over a short period of time that results in a persistent change to equity compensation, certain adjustments may be considered to align our compensation program to their intended purposes.

Key Factors in Determining Executive Compensation

Role of Compensation Committee in Executive Compensation

The Compensation Committee has overall responsibility for recommending to the Board the compensation of our Chief Executive Officer and reviewing and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by the Board. Currently, the Compensation Committee consists of three members of the Board: Ira Ehrenpreis (Chair), Robyn Denholm and Kathleen Wilson-Thompson, none of whom is an executive officer of Tesla, and each of whom qualifies as (i) an “independent director” under the NASDAQ Stock Market Rules and (ii) an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”). See “Corporate Governance—Board Meetings and Committees—Compensation Committee” above.

Role of Compensation Consultants

The Compensation Committee has the authority to engage and has from time to time engaged the services of outside consultants to assist in making decisions regarding the establishment of Tesla’s compensation philosophy and programs, including for executives and directors. For example, Compensia, Inc., a national compensation consulting firm (“Compensia”), was retained as compensation consultant in 2020 and during 2021 to advise the Compensation Committee with respect to Tesla’s compensation program for its non-employee directors. Compensia advised the Compensation Committee on the design of the Board’s equity award program for the future period until the Compensation Committee’s and Board’s next review of the program, including a consideration of Tesla’s exceptional performance and commitment to at-risk director compensation in the form of annual stock option awards to ensure continued alignment of the interests of directors with those of Tesla’s stockholders. See “Executive Compensation—Compensation of Directors—Non-Employee Director Compensation Arrangements” below for more detail regarding the review of Board compensation during 2020 and 2021. Compensia did not provide any other services to us during 2020.

Role of Executive Officers in Compensation Decisions

Historically, for executive officers other than our Chief Executive Officer, the Compensation Committee has sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases and equity award levels for our senior personnel and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as Tesla’s performance. The Compensation Committee considers our Chief Executive Officer’s recommendations, but ultimately determines compensation in its judgment, and approves the specific compensation for all of our executive officers (other than for our Chief Executive Officer, which is approved by the Board). All such compensation determinations by our Compensation Committee are largely discretionary.

The Compensation Committee meets regularly in executive session. Our Chief Executive Officer is not present during Compensation Committee deliberations or votes on his compensation and also recuses himself from sessions of the Board where the Board acts on the Compensation Committee’s recommendations regarding his compensation. In addition, the Board has established a management committee under the 2019 Plan (the “Equity Award Committee”) to grant and administer equity awards, subject to certain maximum limits on the seniority of personnel to whom the Equity Award Committee may grant awards and the value of any individual award. For example, the Equity Award Committee is not authorized to grant awards to executive officer-level employees. Moreover, pursuant to applicable law, the Equity Award Committee may not grant awards to its members, and the number of shares of our common stock underlying awards granted by it may not exceed amounts determined by the Board from time to time. The Board has delegated to the Compensation Committee oversight authority over the Equity Award Committee.

Role of Stockholder Say-on-Pay Votes

At the 2011 annual meeting of our stockholders and at each annual meeting held every three years since, including most recently in 2020, we held triennial stockholder advisory “say-on-pay” votes on the compensation of our named executive officers for the immediately preceding fiscal years. Each time, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 83% of our stockholders present and entitled to vote at each meeting voting in favor of our compensation policies for our named executive officers. Given these results, and following consideration of them, the Compensation Committee has decided to retain our overall approach to executive compensation while continuing to evaluate our practices frequently, including in response to future say-on-pay votes. Moreover, we are required to hold a vote at least every six years regarding how often to hold a stockholder advisory vote on the compensation of our named executive officers. We held our most recent such vote at the 2017 annual meeting of stockholders, at which our stockholders indicated a preference for a triennial vote. Consequently, the Board determined that we will hold a triennial stockholder advisory vote on the compensation of our named executive officers until they consider the results of our next say-on-pay frequency vote, which will be held at the 2023 annual meeting of stockholders.

Clawback Policy

Our Corporate Governance Guidelines sets forth a compensation recovery (“clawback”) policy with respect to any annual incentive payment or long-term incentive payment that may be received by an executive officer, where such payment would be predicated upon achieving certain financial results that were subsequently the subject of a restatement of our financial statements, and a lower payment would have been made to the executive based upon the restated financial results. In such case, the Board has the authority to seek to recover from the executive officer the amount by which such officer’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Moreover, the terms of the 2018 CEO Performance Award include a clawback provision in the event of a restatement of our financial statements previously filed with the SEC. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” below.

Current Elements of Named Executive Officer Compensation

Overview and Fiscal Year 2020 Company Highlights

Our current executive compensation program, which was developed and approved by the Compensation Committee, generally consists of base salary and equity-based incentives, as well as other benefits generally available to employees. We combine these elements in order to formulate compensation packages with the goal of providing, on a total basis, competitive pay and align the interests of our named executive officers with long-term stockholder interests by tying the value of their compensation to our long-term stock price and/or the achievement of financial, operational and strategic objectives. In 2020, Tesla’s full-year accomplishments under our executive leadership included the following:

•	Total revenues of $31.54 billion, representing an increase of $6.96 billion, or 28.3%, compared to the prior year;
•	Net income attributable to common stockholders of $721 million and an operating margin of 6.3%, representing favorable changes of $1.58 billion and 6.6%, respectively, compared to the prior year;
•	Year-end cash and cash equivalents balance of $19.38 billion, representing an increase of $13.12 billion from the end of the prior year;
•	Annual vehicle delivery and production records of 499,647 and 509,737 total vehicles, representing an increase of 35.9% and 39.6%, respectively, compared to the prior year;
•	3.02 gigawatt hours of energy storage and 205 megawatts of solar energy systems deployed; and
•

Ongoing progress in the global growth of our manufacturing capabilities, including the commencement of production of Model Y, expansion of Gigafactory Shanghai and groundbreaking at Gigafactory Berlin and Gigafactory Texas.

Base Salary

The Compensation Committee is responsible for reviewing our Chief Executive Officer’s and other executive officers’ base salaries. The base salaries of all executive officers are reviewed and adjusted when necessary to reflect individual roles, performance and the competitive market. Because we currently do not provide cash bonuses to our executive officers, salary is the primary cash-based element of our executive officers’ compensation structure.

The following table sets forth information regarding the annualized base salary rates at the end of 2020 for our named executive officers:

Name	Ending Fiscal 2020 Base Salary($)(1)
Elon Musk	—	(2)
Zachary Kirkhorn	300,000
Jerome Guillen	300,000	(3)
Andrew Baglino	300,000

(1)	Reflects an annualized rate assuming 52 weeks each comprised of five work days.
(2)

Mr. Musk historically earned a base salary that reflected the applicable minimum wage requirements under California law, and he was subject to income taxes based on such base salary. However, he has never accepted his salary. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

(3)	Mr. Guillen departed Tesla in June 2021.

In April 2020, the base salaries of our named executive officers were reduced by 30%. This reduction was part of a company-wide reduction (subject to applicable laws) for salaried employees, which was intended to be a proactive and temporary response to global market conditions. The rate of reduction in base salary for our vice president-level and higher employees, including our named executive officers, was higher than those applicable to all other salaried employees. Subject to applicable laws, such reductions were eliminated after approximately 11 weeks.

Equity-Based Incentives

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. The equity awards we have historically granted and currently grant are options to purchase shares of our common stock and restricted stock unit awards that are settled in shares of our common stock upon vesting, and we have granted to our named executive officers both awards that vest over a long-term period and awards that vest only upon the achievement of specified Tesla performance milestones, in each case subject to continued service. We are increasingly emphasizing for our named executive officers the grant of stock option awards, which have value only to the extent, if any, that our stock price increases following their grant. Accordingly, all equity awards granted to our executive officers in 2020 were in the form of stock option awards, compared to 93.3% of the shares underlying equity awards granted to executive officers in 2019 that were attributable to stock option awards. As a result, a significant portion of our named executive officers’ total compensation is entirely at risk, depending on long-term stock price performance.

While we strive to offer a total level of compensation that is competitive within specific roles and geographical markets, we do not have an inflexible set of criteria for granting equity awards; instead, the Compensation Committee exercises its judgment and discretion, in consultation with our Chief Executive Officer and from time to time, a compensation consultant. The Compensation Committee considers, among other things, the role and responsibility of the named executive officer, competitive market factors, the amount of stock-based equity compensation already held by the named executive officer, the impact of any dramatic changes in our stock price over a short period of time and the cash-based compensation received by the named executive officer, to determine the level and types of equity awards that it approves. We generally grant one-time new hire equity awards to our employees, including executives, upon their commencement of employment with us, or upon their promotion to new positions. Additionally, as part of our ongoing executive compensation review and alignment process, we periodically grant additional equity awards to our executives. See “Executive Compensation—Grants of Plan-Based Awards in 2020” below.

The Compensation Committee meets periodically, including to approve equity award grants to our executives from time to time. We do not have, nor do we plan to establish, any program, plan or practice to time equity award grants in coordination with releasing material non-public information.

Severance and Change in Control Benefits

No named executive officer has a severance or change in control arrangement with Tesla, other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” and “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” below.

Bonus

We do not currently have or have planned, and historically we have rarely entered into, any specific arrangements with our named executive officers providing for cash-based bonus awards.

Non-Equity Incentive Plan Compensation

We did not provide any non-equity incentive plan compensation to any of our named executive officers in 2020, and we do not currently have or have planned any specific arrangements with our named executive officers providing for non-equity incentive plan compensation.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our named executive officers.

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	medical insurance including comprehensive transgender coverage, mental health, dental and vision;
•	confidential counseling;
•	life insurance and accidental death and dismemberment insurance;
•	a Section 401(k) plan for which no match by Tesla is provided;
•	an employee stock purchase plan;
•	short-and long-term disability insurance;
•	medical and dependent care flexible spending account; and
•	a health savings account.

Chief Executive Officer Compensation

Overview

Historically, in developing compensation recommendations for our Chief Executive Officer, the Compensation Committee has sought both to appropriately reward our Chief Executive Officer’s previous and current contributions and to create incentives for our Chief Executive Officer to continue to contribute significantly to successful results in the future. Each of the 2018 CEO Performance Award and the performance-based stock option award granted to our Chief Executive Officer in August 2012 (the “2012 CEO Performance Award”) is focused on this latter objective, as it solely rewards future performance.

In addition to serving as our Chief Executive Officer since October 2008, Elon Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and engineers, contributing to vehicle engineering and design, raising capital for us and bringing investors to us and raising public awareness of Tesla.

Cash Compensation

Mr. Musk historically earned a base salary that reflected the applicable minimum wage requirements under California law, and he was subject to income taxes based on such base salary. However, he has never accepted his salary. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

Historical Equity Compensation

Prior to stock option awards made in December 2009, Mr. Musk did not receive any equity compensation for his services for a period of five years.

In 2010 and 2011, Mr. Musk did not receive any equity grants, because the Compensation Committee believed his existing grants made in December 2009 already provided sufficient motivation for Mr. Musk to perform his duties as Chief Executive Officer.

In August 2012, to create incentives for continued long-term success from the then-recently launched Model S program, as well as from Tesla’s then-planned Model X and Model 3 programs, and to further align executive compensation with increases in stockholder value, the Board granted to Mr. Musk the 2012 CEO Performance Award, comprised of a stock option award to purchase 26,374,505 shares (as adjusted for the Stock Split) of Tesla’s common stock, representing 5% of Tesla’s total issued and outstanding shares at the time of grant. The 2012 CEO Performance Award consists of 10 equal vesting tranches, each requiring that Tesla meet a combination of (i) the achievement of a specified operational milestone relating to development of Model X or Model 3, aggregate vehicle production or a gross margin target and (ii) a sustained incremental $4 billion increase in Tesla’s market capitalization from $3.2 billion, Tesla’s market capitalization at the time of grant. The market capitalization conditions for all of the 10 vesting tranches and nine of the 10 operational milestones have been achieved, and therefore nine of 10 tranches under the 2012 CEO Performance Award have vested. As of the date of this filing, only one operational milestone, requiring that Tesla achieve gross margin of 30% or more for four consecutive quarters, has not been achieved and remains outstanding.

Prior to 2018, the only additional equity awards received by Mr. Musk related to certain immaterial awards granted during 2013 pursuant to a patent incentive program that was available to our employees generally.

2018 CEO Performance Award

Early in 2017, with the 2012 CEO Performance Award heading to substantial completion after having helped Tesla grow its market capitalization to over $55 billion in just over five years, the independent members of the Board began preliminary discussions regarding how to continue to incentivize Mr. Musk to lead Tesla through the next phase of its development. In January 2018, following more than six months of careful analysis and development led by the Compensation Committee, with participation by every independent Board member, the help of Compensia and engagement with and feedback from our largest institutional stockholders, the Board granted the 2018 CEO Performance Award to Mr. Musk. Such grant was subject to approval by a majority of the total votes of Tesla common stock not owned by Mr. Musk or Kimbal Musk cast at a meeting of the stockholders to approve the 2018 CEO Performance Award. On March 21, 2018, such approval was obtained, with approximately 73% of the votes cast by such disinterested shares voting in favor of the 2018 CEO Performance Award.

The 2018 CEO Performance Award is comprised of a 10-year maximum term stock option to purchase 101,320,210 shares (as adjusted for the Stock Split) of Tesla’s common stock, divided equally among 12 separate tranches that are each equivalent to 1% of the issued and outstanding shares of Tesla’s common stock at the time of grant, at an exercise price of $70.01 per share (as adjusted for the Stock Split). Each of the 12 vesting tranches of the 2018 CEO Performance Award vests upon certification by the Board that both (i) the market capitalization milestone for such tranche, which begins at $100 billion for the first tranche and increases by increments of $50 billion thereafter and (ii) any one of the following 8 operational milestones focused on revenue or 8 operational milestones focused on profitability, has been met:

Total Revenue* (in billions)	Adjusted EBITDA** (in billions)
$20.0	$1.5
$35.0	$3.0
$55.0	$4.5
$75.0	$6.0
$100.0	$8.0
$125.0	$10.0
$150.0	$12.0
$175.0	$14.0

*	“Revenue” means total revenues as reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.
**

“Adjusted EBITDA” means (i) net income (loss) attributable to common stockholders before (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization and (v) stock-based compensation, as each such item is reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.

Any single operational milestone may only satisfy the vesting requirement of one tranche, together with the corresponding market capitalization milestone. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a tranche. Meeting more than 12 of the 16 operational milestones will not result in any additional vesting or other compensation to Mr. Musk under the 2018 CEO Performance Award. Except in a change in control situation, measurement of the market capitalization milestones will be based on both (i) a six calendar month trailing average of Tesla’s stock price as well as (ii) a 30 calendar day trailing average of Tesla’s stock price, in each case based on trading days only. Upon the consummation of certain acquisitions or split-up, spin-off or divestiture transactions, each then-unachieved market capitalization milestone and/or operational milestone will be adjusted to offset the impact of such transactions to the extent they could be considered material to the achievement of those milestones.

In establishing the Revenue and Adjusted EBITDA milestones, the Board carefully considered a variety of factors, including Tesla’s growth trajectory and internal growth plans and the historical performance of other high-growth and high-multiples companies in the technology space that have invested in new businesses and tangible assets. These benchmarks provided revenue/EBITDA to market capitalization multiples, which were then used to inform the specific operational targets that aligned with Tesla’s plans for future growth. Nevertheless, the Board considered each of the market capitalization and operational milestones to be challenging hurdles. For example, in order to meet all 12 market capitalization milestones, Tesla was required to add approximately $600 billion to its market capitalization at the time of the grant of the 2018 CEO Performance Award on a sustained basis, and in order to satisfy all eight revenue-based operational milestones, Tesla would have to increase revenue by more than $163 billion from its annual revenue of approximately $11.8 billion in 2017, the last fiscal year completed prior to the grant of the 2018 CEO Performance Award.

In addition, Mr. Musk must continue to lead Tesla as our Chief Executive Officer or, alternatively, as our Chief Product Officer and Executive Chairman (with any other Chief Executive Officer reporting directly to him), at the time each milestone is met in order for the corresponding tranche to vest. With limited exceptions, Mr. Musk must hold any shares that he acquires upon exercise of the 2018 CEO Performance Award for at least five years post-exercise. There will be no acceleration of vesting of the 2018 CEO Performance award upon Mr. Musk’s termination, death or disability or a change in control of Tesla. However, in a change in control situation, the achievement of the milestones will be based solely on the market capitalization milestones, with the measurement of Tesla’s market capitalization determined by the product of the total number of outstanding shares of Tesla common stock immediately before the change in control multiplied by the greater of the last closing price of a share of Tesla common stock before the effective time of the change in control or the per share price (plus the per share value of any other consideration) received by Tesla’s stockholders in the change in control.

In the event of a restatement of Tesla’s financial statements previously filed with the SEC, if a lesser portion of the 2018 CEO Performance Award would have vested based on the restated financial results, then Tesla will require forfeiture (or repayment, as applicable) of the portion of the 2018 CEO Performance Award that would not have vested based on the restated financial results (less any amounts Mr. Musk may have paid to Tesla in exercising any forfeited awards). The 2018 CEO Performance Award also will be subject, if more stringent than the foregoing, to any current or future Tesla clawback policy applicable to equity awards, provided that the policy does not discriminate solely against Mr. Musk except as required by applicable law.

As of the date of this filing, six operational milestones and 12 market capitalization milestones have been achieved, of which six operational milestones and six market capitalization milestones have also been certified by our Board of Directors. Consequently, six of the 12 tranches under the 2018 CEO Performance Award, corresponding to options to purchase an aggregate 50,660,105 shares of Tesla’s common stock, have vested and become exercisable, subject to Mr. Musk’s payment of the exercise price of $70.01 per share and the minimum five-year holding period generally applicable to any shares he acquires upon exercise.

Realized Compensation

For purposes of the table in “Executive Compensation—Summary Compensation Table” below, we are required to report pursuant to applicable SEC rules any stock option grants to Mr. Musk at values determined as of their respective grant dates and which are driven by certain assumptions prescribed by Financial Accounting Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation” (“ASC Topic 718”). Moreover, we are required to report in “Executive Compensation—Pay Ratio Disclosure” below (i) Mr. Musk’s annual total compensation, (ii) the median of the annual total compensation of all Tesla employees qualifying for this analysis, other than Mr. Musk, in each case calculated pursuant to the methodology used for the table in “Executive Compensation—Summary Compensation Table,” and (iii) the ratio of the former to the latter.

In addition, we are required to report in “Executive Compensation—2020 Option Exercises and Stock Vested” below an amount for the “value realized” upon: (i) any exercise by Mr. Musk of a stock option, which is based on the difference between the market price of the underlying shares at the time of exercise and the exercise price of the stock option and (ii) any vesting of a restricted stock unit award, based on the market price of the award at the time of vesting. Such amount is required to be reported even if Mr. Musk does not actually receive any cash from such exercise or vesting, either because he does not also sell any shares or because he sells only a number of shares sufficient to cover the related tax liabilities resulting from the exercise or vesting.

As a result, there may be a significant disconnect between what is reported as compensation for Mr. Musk in a given year in such sections and the value actually realized as compensation in that year or over a period of time. Moreover, the vast majority of compensation in respect of past stock option grants to Mr. Musk, including the 2012 CEO Performance Award and the 2018 CEO Performance Award, were structured to be incentives for future performance and with their value realizable only if Tesla’s stock price appreciated compared to the dates of the grants, and if the Company achieved applicable vesting requirements.

To supplement the disclosures in “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Pay Ratio Disclosure” and “Executive Compensation—2020 Option Exercises and Stock Vested” below, we have included the following table, which shows the total realized compensation of Mr. Musk for the last three fiscal years, as well as the ratio of Mr. Musk’s realized compensation to the median of the annual total compensation of all other Tesla employees qualifying for this analysis as reported in “Executive Compensation—Pay Ratio Disclosure.” Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding that the value of compensation that Mr. Musk ultimately realizes is dependent on a number of additional factors, including: (i) the vesting of certain of his option awards only upon the successful achievement of a number of market capitalization increase and operational milestone targets, including milestones that have not yet been achieved under each of the 2012 CEO Performance Award and the 2018 CEO Performance Award; (ii) the fact that Mr. Musk does not receive any cash if he does not actually sell shares and thereby reduce his investment in us, and he does not receive any cash to the extent that he sells only shares sufficient to cover income taxes with respect to his awards (including stock options exercised solely to avoid their expiration in accordance with their terms); and (iii) the then-current market value of our common stock at the times at which Mr. Musk may elect to actually sell his shares.

Year	“Total Compensation” of CEO, as Reported in Summary Compensation Table Below ($)		“Value Realized on Exercise or Vesting of Awards” of CEO, as Reported in Option Exercises and Stock Vested Table Below ($)		Median Annual Total Compensation of all Qualifying Non-CEO Employees, as reported in Pay Ratio Disclosure Section Below ($)	Total CEO Realized Compensation ($)(1)(2)	Ratio of Total CEO Realized Compensation to Median Annual Total Compensation of all Qualifying Non-CEO Employees
2020	—		—		46,150	—	0.00:1
2019	23,760	(3)	30,483,250	(4)	58,455	23,760	0.41:1
2018	2,284,044,884	(5)	—		56,163	56,380	1.00:1

(1)

“Total CEO realized compensation” for a given year is defined as (i) the amounts reported for Mr. Musk in “Executive Compensation—Summary Compensation Table” below under the columns “Salary,” “Bonus,” “Non‑Equity Incentive Plan Compensation” and “All Other Compensation,” plus (ii) with respect to any stock option exercised by Mr. Musk in such year in connection with which shares of stock were also sold other than to satisfy any resulting tax liability, the difference between the market price of such shares at the time of exercise and the applicable exercise price of the option, plus (iii) with respect to any restricted stock unit vested by Mr. Musk in such year in connection with which shares of stock were also sold other than automatic sales to satisfy any withholding obligations related to such vesting, the market price of such shares at the time of vesting, plus (iv) any cash actually received by Mr. Musk in respect of any shares sold to cover tax liabilities as described in (ii) and (iii) above, following the payment of such tax liabilities.

(2)	Of the amounts noted, Mr. Musk has not accepted his salary in the amounts of $23,760 and $56,380 for 2019 and 2018, respectively.
(3)

Reflects, for 2019, the applicable minimum wage requirements under California law for part of such year. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

(4)

Reflects the exercise of a vested stock option award as to which Mr. Musk paid the exercise price in cash. None of the shares received upon exercise have been sold, and therefore this amount has not been received by Mr. Musk.

(5)

Includes $2,283,988,504 attributed to the 2018 CEO Performance Award, which is intended to compensate Mr. Musk over its 10-year maximum term and will become vested as to all shares subject to it only if our market capitalization increases to $650.0 billion and 12 of 16 total operational milestones are achieved during such 10-year period. Each tranche of 1/12th of the total number of shares subject to the option becomes vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than any operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO or as both Executive Chairman and Chief Product Officer, with the CEO reporting to him, at each such vesting event. This award was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the requirements underlying the performance milestones was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Musk will not realize the value of such options. As of the date of this filing, six of the 12 tranches under the 2018 CEO Performance Award have vested and become exercisable, subject to Mr. Musk’s payment of the exercise price of $70.01 per share and the minimum five-year holding period generally applicable to any shares he acquires upon exercise. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

Tax and Accounting Considerations

Sections 280G and 409A. We have not provided or committed to provide any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Tesla that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A.

Tax Deduction Limit. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1,000,000 paid in any fiscal year to certain executive officers. However, prior to the enactment of U.S. tax legislation in December 2017 (the “Tax Act”), certain types of performance-based compensation were excluded from the $1,000,000 deduction limit if specific requirements were met. Under the Tax Act, this exclusion for performance-based compensation is not available with respect to taxable years beginning after December 31, 2017, unless the compensation is pursuant to a written binding contract which was in effect on or before November 2, 2017, and which is not modified in any material respect on or after such date. Pursuant to the Tax Act, for taxable years beginning after December 31, 2017, Section 162(m) of the Code was expanded to cover additional executive officers and other employees, including the chief financial officer, so that the compensation of the chief executive officer and chief financial officer (at any time during the fiscal year), the three next most highly compensated executive officers during the taxable year and any other individual who was considered a “covered employee” for any prior taxable year that begins after 2016, will be subject to the $1,000,000 deductibility limit under Section 162(m) of the Code. Commencing with our 2018 fiscal year, to the extent that the aggregate amount of any covered officer’s salary, bonus, any amount realized from certain option exercises and vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year, unless the compensation qualifies for the transition relief applicable to certain written binding contracts in effect on or before November 2, 2017. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers.

Accounting Implications. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee oversees Tesla’s compensation programs, policies and practices. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board

Ira Ehrenpreis (Chair)
Robyn Denholm
Kathleen Wilson-Thompson

Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers for each of the last three fiscal years. No disclosure is provided for fiscal years for which those persons were not named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Elon Musk	2020	—		—	—	—		—	—		—
Technoking of Tesla and Chief Executive Officer	2019	23,760	(3)	—	—	—		—	—		23,760
	2018	56,380		—	—	2,283,988,504	(4)	—	—		2,284,044,884
Zachary Kirkhorn	2020	269,663	(5)	—	—	46,261,354		—	31,099	(6)	46,562,116
Master of Coin and Chief Financial Officer	2019	276,058		—	5,019,998	15,947,901		—	—		21,243,957
Jerome Guillen(7)	2020	283,269	(5)	—	—	46,261,354		—	—		46,544,623
Former President, Tesla Heavy Trucking	2019	301,154		—	—	7,965,058		—	—		8,266,212
	2018	301,154		—	—	17,450,897		—	—		17,752,051
Andrew Baglino	2020	283,269	(5)	—	—	46,261,354		—	—		46,544,623
SVP, Powertrain and Energy Engineering	2019	301,154		—	—	4,779,080		—	—		5,080,234

(1)

This column reflects the grant date fair value computed in accordance with ASC Topic 718 of the restricted stock unit awards granted to the named executive officers, which is measured on the grant date based on the closing fair market value of our common stock. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers, which depends, among other things, on the market value of our common stock.

(2)

This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the options to purchase shares of our common stock granted to the named executive officers. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 8, 2021. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s).

(3)

Reflects the applicable minimum wage requirements under California law for part of 2019. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

(4)

Reflects the 2018 CEO Performance Award, which is intended to compensate Mr. Musk over its 10-year maximum term and will become vested as to all shares subject to it only if our market capitalization increases to $650.0 billion and 12 of 16 total operational milestones are achieved during such 10-year period. Each tranche of 1/12th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than any operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO or as both Executive Chairman and Chief Product Officer, with the CEO reporting to him, at each such vesting event. This award was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the requirements underlying the performance milestones was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Musk will not realize the value of such options. As of the date of this filing, six of the 12 tranches under the 2018 CEO Performance Award have vested and become exercisable, subject to Mr. Musk’s payment of the exercise price of $70.01 per share and the minimum five-year holding period generally applicable to any shares he acquires upon exercise See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” and “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Realized Compensation” above.

(5)	Reflects a temporary reduction to base salary in response to global market conditions.
(6)	Reflects an amount corresponding to previously-accrued paid time off that was applied toward the purchase of a Tesla vehicle pursuant to a company-wide program.
(7)	Mr. Guillen departed Tesla in June 2021.

Pay Ratio Disclosure

Tesla is committed to fair and competitive compensation for our employees. Moreover, Elon Musk, the Technoking of Tesla and our Chief Executive Officer, has agreed to a compensation arrangement in the 2018 CEO Performance Award that is substantially tied to the appreciation of our market capitalization. Because equity awards are generally made available to Tesla employees, this also means that Mr. Musk’s compensation is tied to the success of Tesla employees. We are providing a ratio of (i) Mr. Musk’s 2020 annual total compensation to (ii) the median of the 2020 annual total compensation of all applicable qualifying Tesla employees other than Mr. Musk, as if all of such employees were named executive officers in each case calculated pursuant to the disclosure requirements of “Executive Compensation—Summary Compensation Table” above. As we continue our international expansion, the median annual total compensation of our employees reflects differences in local compensation scales and practices abroad to a greater extent.

Mr. Musk’s 2020 annual total compensation, as reported in “Executive Compensation—Summary Compensation Table,” was $0, and the median 2020 annual total compensation of all other qualifying employees, as determined pursuant to the methodology set forth below, was $46,150. Consequently, the applicable ratio of such amounts for 2020 was 0.00:1.

Our methodology for identifying the median of the 2020 annual total compensation for each individual other than Mr. Musk was as follows:

•

We determined that as of December 31, 2020, Tesla and all of our subsidiaries had 68,854 individuals qualifying for this analysis (full-time, part-time and temporary employees other than Mr. Musk, subject to the following bullet), of which approximately 33% were based outside of the U.S. and approximately 35% were production line employees.

•	We did not include in the population of qualifying individuals any employees of staffing agencies whose compensation is determined by such agencies.
•

We applied the requirements and assumptions required for the table in “Executive Compensation—Summary Compensation Table” for each of such individuals as if he or she was a named executive officer to calculate the total annual compensation, including base salary or wages, performance-based commission payments, and equity awards based on their grant date fair values.

•	We converted any payment earned or paid in a foreign currency to U.S. dollar using the average of the prevailing conversion rates for the month of December 2020.
•	We selected the median of all total annual compensation amounts calculated in accordance with the foregoing.

Grants of Plan-Based Awards in 2020

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2020 under any plan.

			All Other Option	Exercise or
			Awards:	Base
			Number of	Price of	Grant Date Fair
			Securities	Option	Value of Stock
Name	Grant Date(1)		Underlying Options(#)	Awards ($/Sh)	and Option Awards ($)
Elon Musk	—		—	—	—
Zachary J. Kirkhorn	10/19/2020	(2)	205,459	430.83	46,261,354
Jerome Guillen(3)	10/19/2020	(2)	205,459	430.83	46,261,354
Andrew Baglino	10/19/2020	(2)	205,459	430.83	46,261,354

(1)	The vesting schedule applicable to each outstanding award is set forth in “Executive Compensation— Outstanding Equity Awards at 2020 Fiscal Year-End” below.
(2)	This award was granted as part of Tesla’s ongoing executive compensation review and alignment process.
(3)	Mr. Guillen departed Tesla in June 2021.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information concerning unexercised options and unvested restricted stock unit awards for each named executive officer outstanding as of the end of fiscal 2020.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Elon Musk	3/21/2018	(2)	33,773,400	—	67,546,810	70.01	1/19/2028	—	—
	6/10/2013	(3)	1,750	—	—	20.01	6/10/2023	—	—
	4/8/2013	(3)	1,750	—	—	8.37	4/8/2023	—	—
	8/13/2012	(4)	22,862,050	—	2,637,455	6.24	8/13/2022	—	—
Zachary J. Kirkhorn	10/19/2020	(5)	4,280	201,179	—	430.83	10/19/2030	—	—
	4/19/2019	(6)	283,518	364,527	—	54.66	4/19/2029	—	—
	4/19/2019	(7)	—	—	—	—	—	45,000	31,755,150
	1/22/2019	(8)	21,769	32,661	—	59.79	1/22/2029	—	—
	1/22/2019	(9)	—	—	—	—	—	10,890	7,684,746
	10/16/2018	(10)	5,568	7,357	—	55.32	10/16/2028	—	—
	10/16/2018	(9)	—	—	—	—	—	2,589	1,826,980
	11/13/2017	(11)	—	—	—	—	—	936	660,507
	5/8/2017	(12)	—	—	—	—	—	720	508,082
Jerome Guillen(13)	10/19/2020	(5)	4,280	201,179	—	430.83	10/19/2030	—	—
	7/19/2019	(14)	45,111	245,819	—	51.64	7/19/2029	—	—
	10/16/2018	(15)	214,020	292,955	—	55.32	10/16/2028	—	—
	2/12/2018	(16)	127,082	97,918	—	63.15	2/12/2028	—	—
	10/9/2017	(17)	38,735	—	19,370	68.59	10/9/2027	—	—
	8/14/2017	(18)	37,866	7,754	—	72.76	8/13/2027	—	—
	4/10/2017	(12)	—	—		—	—	2,423	1,709,838
	6/13/2016	(19)	—	—	102,350	43.58	6/13/2026	—	—
	1/13/2014	(20)	15,000	—	68,750	27.87	1/13/2024	—	—
Andrew Baglino	10/19/2020	(5)	4,280	201,179	—	430.83	10/19/2030	—	—
	7/19/2019	(21)	57,999	147,561	—	51.64	7/19/2029	—	—
	10/16/2018	(10)	22,400	29,300	—	55.32	10/16/2028	—	—
	10/16/2018	(9)	—	—	—	—	—	10,342	7,298,039
	3/19/2018	(22)	36,864	33,136	—	62.70	3/19/2028	—	—
	2/20/2018	(23)	—	—	—	—	—	4,618	3,258,784
	1/11/2016	(24)	5,570	—	—	41.57	1/11/2026	—	—
	11/10/2014	(20)	—	—	12,500	48.39	11/10/2024	—	—

(1)

The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our common stock on December 31, 2020, which was $705.67.

(2)

1/12th of the total number of shares subject to the option becomes vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than any operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO, or as both Executive Chairman and Chief Product Officer with the CEO reporting to him, at each such vesting event. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

(3)

Stock option awards granted as part of our company-wide patent incentive program. The total number of shares subject to the option was vested and exercisable on the applicable grant date of the option.

(4)

1/10th of the total number of shares subject to the option became and will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion and (ii) one of 10 specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, 10 market capitalization milestones and nine performance milestones have been achieved. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Historical Equity Compensation” above.

(5)

1/48th of the shares subject to the option became vested and exercisable on December 5, 2020, and 1/48th of the shares subject to the option become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(6)

1/8th of the shares subject to the option became vested and exercisable on September 13, 2019, and 1/48th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(7)

1/8th of this award became vested on December 5, 2019, and 1/16th of this award becomes vested every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.

(8)

1/60th of the shares subject to the option became vested and exercisable on January 5, 2019, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(9)	1/20th of this award vested on March 5, 2019, and 1/20th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(10)

1/60th of the shares subject to the option became vested and exercisable on November 1, 2018, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(11)	1/16th of this award vested on December 5, 2017, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(12)	1/16th of this award vested on September 5, 2017, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(13)	Mr. Guillen departed Tesla in June 2021.
(14)

1/10th of the shares subject to the option became vested and exercisable on December 24, 2019, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(15)

1/10th of the shares subject to the option became vested and exercisable on April 1, 2019, and 1/60th of the shares subject to the option become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(16)

1/60th of the shares subject to the option became vested and exercisable on March 12, 2018, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(17)

1/3rd of the shares subject to the option became or will become vested and exercisable upon the achievement, as determined by the Board, of each of three specified performance goals relating to weekly or cumulative deliveries of certain of our current and future vehicles, subject to the grantee’s continued service to us on each such vesting date.

(18)  1/48th of the shares subject to the option vested or shall vest monthly starting on the one-month anniversary of the applicable grant date, subject to the grantee’s continued service to us on each such vesting date.

(19)

1/4th of the shares subject to the option became or will become vested and exercisable upon the achievement, as determined by the Board, of each of four specified performance goals relating to the development, cumulative deliveries, and cumulative revenues for certain of our vehicles, subject to the grantee’s continued service to us on each such vesting date.

(20)

1/4th of the shares subject to the option became vested and exercisable upon each of the following, as determined by the Board: (i) the completion of the first Model X production vehicle; (ii) aggregate vehicle production of 100,000 vehicles in a trailing 12-month period and (iii) completion of the first Model 3 production vehicle. 1/4 of the shares subject to this option will become vested and exercisable upon the determination by the Board that annualized gross margin of greater than 30.0% in any three years is achieved, subject to the grantee’s continued service to us on each such vesting date.

(21)

1/60th of the total shares subject to the option became vested and exercisable on July 24, 2019, and 1/60th of the shares subject to the option become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(22)

1/60th of the shares subject to the option became vested and exercisable on March 27, 2018, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(23)	1/16th of this award vested on June 5, 2018, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(24)	1/16th of this award vested on June 5, 2016, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.

2020 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and vesting of stock awards during fiscal 2020 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Elon Musk	—	—	—	—
Zachary Kirkhorn	10,000	4,189,900	27,050	8,828,173
Jerome Guillen	121,615	29,759,847	7,687	2,079,874
Andrew Baglino	68,590	14,855,479	9,900	2,790,956

(1)

Reflects the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.

(2)	Reflects the product of the number of shares of stock vested multiplied by the market price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

We do not have an employment agreement for any specific term with any of our named executive officers. Moreover, we do not have any contract, agreement, plan or arrangement that would result in payments to a named executive officer at, following, or in connection with any termination of employment, including resignation, severance, retirement or a constructive termination of employment of a named executive officer, or a change in control of Tesla (other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla, which by its nature cannot be estimated at this time) or a change in the named executive officer’s responsibilities. See also “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

Compensation of Directors

2020 Director Compensation Table

The following table provides information concerning the compensation paid by us to each of our non-employee directors who served during any part of fiscal year 2020. Elon Musk, who is a named executive officer, does not receive additional compensation for his services as a director.

The awards with respect to which values are provided under the column “Option Awards” below are exclusively stock options, which have realizable value, if at all, only if they actually vest over time and to the extent that our stock price exceeds the applicable exercise prices. The values provided below for these awards are based on applicable accounting standards and do not necessarily reflect the actual amounts realized or realizable pursuant to the underlying stock options.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	All Other Compensation		Total ($)
Robyn Denholm	86,250	5,630,509	46,752	(5)	5,763,511
Ira Ehrenpreis	37,500	—	—		37,500
Lawrence J. Ellison	20,000	—	—		20,000
Antonio Gracias	26,346	1,160,462	—		1,186,808
Hiromichi Mizuno	18,963	9,209,853			9,228,816
James Murdoch	32,500	—	—		32,500
Kimbal Musk	20,000	—			20,000
Kathleen Wilson-Thompson	30,000	—	—		30,000
Stephen Jurvetson(6)	20,027	—	—		20,027

(1)

Reflects cash compensation for service on the Board and/or its applicable committees pursuant to Tesla’s outside director compensation policy (the “Director Compensation Policy”) and/or for service as Chair of the Board as previously approved by the Board, as applicable. The earning and payment of cash retainer payments payable to outside directors may be waived in whole or part at the election of the director.

(2)	As of December 31, 2020, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors with such awards was:

Name	Aggregate Number of Shares Underlying Options Outstanding
Robyn Denholm	804,160
Ira Ehrenpreis	740,000
Lawrence J. Ellison	291,670
Antonio Gracias	489,240
Hiromichi Mizuno	117,230
James Murdoch	423,340
Kimbal Musk	209,250
Kathleen Wilson-Thompson	290,285

(3)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 8, 2021. These amounts do not necessarily correspond to the actual value that may be recognized by our non-employee directors, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s). Following vesting, the actual receipt of any shares by each recipient will further be subject to his payment of the applicable exercise price.

(4)

Reflects stock option grants for service on the Board or as members or chairs of Board committees that were automatically granted pursuant to the Director Compensation Policy. In June 2021, the Board unanimously adopted a resolution to forego any automatic grants of annual stock option awards under the Director Compensation Policy or otherwise previously approved by the Board until July 2022 unless the Board earlier acts to amend the Director Compensation Policy or otherwise amends such resolution.

(5)	Consists of reimbursements for out-of-pocket travel expenses incurred in connection with Board service, including attendance at Board or Board committee meetings, submitted in 2020.
(6)	Board term ended in September 2020 without standing for re-election at the 2020 annual meeting of stockholders.

Non-Employee Director Compensation Arrangements

Overview and Philosophy

The compensation program for Tesla’s non-employee directors is designed to be consistent with our compensation philosophy for our employees, with an emphasis on equity-based compensation over cash in order to align the value of their compensation with the market value of our stock, and consequently, with the long-term interests of our stockholders. Moreover, while we offer to our general employee population restricted stock units that will retain some value even if the market value of our stock decreases, the equity-based compensation to our directors has been exclusively in the form of stock options, which have zero initial value and accumulate value, if at all, only to the extent that our stock price increases following their grant, through the applicable vesting dates and until such stock options are ultimately exercised and the underlying shares are sold. The remaining portion of our directors’ compensation has been comprised of cash retainer payments that are relatively modest compared to peer companies and that may be waived at the election of each director. Consequently, a large portion and in some cases, the entirety, of each of our non-employee directors’ compensation is entirely at risk, and fluctuating stock prices have at times resulted in 100% of the vested stock options then held by each of our non-employee directors being out-of-the-money.

In 2020 and 2021, the Compensation Committee reviewed the Director Compensation Policy with the aid of Compensia and in light of Tesla’s exceptional performance and commitment to at-risk director compensation in the form of annual stock option awards to ensure continued alignment of the interests of directors with those of Tesla’s stockholders. Following such review, the Compensation Committee recommended that the Board approve a resolution that all existing directors forego any automatic grants of annual stock option awards under the Director Compensation Policy or otherwise previously approved by the Board until July 2022 unless the Board earlier acts to amend the Director Compensation Policy or otherwise amends such resolution. In June 2021, the Board unanimously approved and adopted this resolution. The Compensation Committee intends to make further recommendations with respect to the Board’s compensation program for directors, if any, who join the Board after the date of this resolution, as well as for future periods of service by existing directors, following further periodic reviews.

Other Information

If, following a change in control of Tesla, the service of a non-employee director is terminated, all stock options granted to the director shall fully vest and become immediately exercisable.

Non-employee directors may also have their travel, lodging and related expenses associated with attending Board or Board committee meetings reimbursed by Tesla.

Pledging of Shares

The ability of our directors and executive officers to pledge Tesla stock for personal loans and investments is inherently related to their compensation due to our use of equity awards and promotion of long-termism and an ownership culture. Moreover, providing these individuals flexibility in financial planning without having to rely on the sale of shares aligns their interests with those of our stockholders.

In order to mitigate the risk of forced sales of pledged shares, the Board has a policy that limits pledging of Tesla stock by our directors and executive officers. Pursuant to this policy, directors and executive officers may pledge their stock (exclusive of options, warrants, restricted stock units or other rights to purchase stock) as collateral for loans and investments, provided that the maximum aggregate loan or investment amount collateralized by such pledged stock does not exceed twenty-five percent (25%) of the total value of the pledged stock.

Example: A director pledges 1,000 shares as collateral for a loan, and the current stock price is $800 per share. The director may borrow up to 25% of 1,000 x $800, or $200,000, against such shares. If the stock price later increases to $1,600 per share, the director may borrow up to an additional $200,000 against the pledged shares. If the director borrows the full allowable amount of $400,000 and the stock price then decreases to $1,200, the director must repay $100,000 to maintain compliance with the 25% limit under the pledging policy.

See “Ownership of Securities” below for information regarding any shares pledged by our directors or executive officers as of June 30, 2021 however, such pledging does not indicate the extent to which there may be actual borrowings against such shares as of such date. Tesla management monitors compliance with this policy by reviewing and, if necessary, reporting to the Board or its committees the extent to which any officer or director has pledged shares of Company stock. We believe that this monitoring is effective and includes appropriate controls, and we have confirmed that each of our directors and executive officers who have pledged stock are and have been compliant with this policy since our last confirmation.

Equity Compensation Plan Information

The following table summarizes the number of securities underlying outstanding options, stock awards, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Tesla’s equity compensation awards as of December 31, 2020.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)		Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	165,518,314		68.25	83,327,043	(3)
Equity compensation plans not approved by security holders	196,934	(4)	79.48	—
Total	165,715,248		68.26	83,327,043

(1)	Consists of options to purchase shares of our common stock, including the 2018 CEO Performance Award, and restricted stock unit awards representing the right to acquire shares of our common stock.
(2)

The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.

(3)

Consists of 49,045,518 shares remaining available for issuance under the Tesla, Inc. 2019 Equity Incentive Plan, and 34,281,525 shares remaining available for issuance under the Tesla, Inc. 2019 Employee Stock Purchase Plan.

(4)

Consists of outstanding stock options and restricted stock unit awards that were assumed in connection with acquisitions. No additional awards may be granted under the plans pursuant to which such awards were initially granted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

In accordance with the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Tesla;
•	Any person known to be the beneficial owner of five percent or more of Tesla’s common stock (a “5% Stockholder”); and
•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer or 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the Audit Committee must review and approve all transactions in which (i) Tesla or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all Tesla employees generally.

In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

SpaceX

Elon Musk is the Chief Executive Officer, Chief Technical Officer and a significant stockholder of SpaceX. Kimbal Musk and Antonio Gracias, who are members of the Board, are also members of the board of directors of SpaceX. In addition, certain members of the Board, and/or investment funds affiliated with them, have made minority investments in SpaceX.

SpaceX purchased Tesla Energy systems and components and related services from Tesla for an aggregate $1.5 million in 2020 and an aggregate $2.6 million in 2021 through June in standard sales processes. The prices were negotiated in good faith.

SpaceX has purchased and may purchase in the future certain vehicle components from Tesla, including with modifications for non-vehicle applications. The prices for such components and any associated labor and support, which were negotiated in good faith and were consistent with prices offered to other third parties to whom any such components have been sold, were $2.6 million in the aggregate in 2020 and $2.1 million in the aggregate in 2021 through June.

Tesla has provided SpaceX certain engineering support and resources from time to time upon the mutual agreement of the parties and at costs per hour that were negotiated in good faith. SpaceX incurred an aggregate $0.1 million in 2020 for such support and resources.

In 2020, Tesla built a custom tool for SpaceX at its tool machining facility at a cost of $0.7 million. The pricing for such project, including labor hours, was negotiated in good faith, and such work took place during previously scheduled downtime at Tesla’s facility.

In 2020, Tesla granted to SpaceX a limited non-perpetual license to certain software, as to which Tesla retains all intellectual property rights. Such license was renewed in 2021 and is scheduled to expire by February 2022. The aggregate fees for the license through its scheduled term were negotiated in good faith and are expected to be $0.1 million.

Since April 2016, SpaceX has invoiced Tesla for our use of an aircraft owned and operated by SpaceX at rates determined by Tesla and SpaceX, subject to rules of the Federal Aviation Administration governing such arrangements. Tesla incurred $0.6 million in 2020 and has incurred $0.2 million in 2021 through June.

Other Transactions

Elon Musk is a co-founder and significant stockholder of The Boring Company, which purchased Tesla Energy systems and related services from us for $0.3 million in the aggregate during 2020. The prices were negotiated in good faith.

Entities affiliated with our Board member Lawrence J. Ellison purchased Tesla Energy systems and related services from us for $2.2 million in the aggregate during 2020 and $1.3 million in 2021 through June. The prices were negotiated in good faith.

In February 2020, Messrs. Elon Musk and Ellison purchased from us 65,185 and 6,250 shares, respectively (as adjusted for the Stock Split), of our common stock in a public offering at the public offering price for an aggregate $11 million.

In the ordinary course of business, we enter into offer letters with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In 2020, Tesla entered into an agreement with Elon Musk relating to the indemnification of directors and officers for an interim period of 90 days pursuant to which Tesla paid Mr. Musk an aggregate $3 million, as described in “Corporate Governance—Director Independence.”

DELINQUENT SECTION 16(a) REPORTS

Under Section 16 of the Exchange Act, Tesla’s directors, executive officers and any persons holding more than 10% of the Tesla’s common stock are required to report initial ownership of the Tesla common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Tesla is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, Tesla is aware of no late Section 16(a) filings other than one late Form 4 report filed by Kathleen Wilson-Thompson (reporting the exercise of a stock option and the same-day sales of the resulting shares late due to an administrative delay by Tesla) and one late Form 4 report filed by Antonio Gracias in lieu of the obligation to file two Form 4 reports (each reporting open-market purchases of shares by a third-party discretionary investment authority without Mr. Gracias’s knowledge or direction).

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Tesla’s common stock, as of June 30, 2021, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;
•	each of our non-employee directors;
•	each of our current executive officers named in the Summary Compensation Table of this proxy statement; and
•	all current directors and executive officers of Tesla as a group.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of June 30, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Applicable percentage ownership is based on 984,002,651 shares of Tesla’s common stock outstanding at June 30, 2021.

Unless otherwise indicated, all persons named below can be reached at Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304.

Beneficial Owner Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Elon Musk(1)	244,018,640	23.1%
The Vanguard Group(2)	57,814,310	5.9%
Blackrock, Inc.(3)	50,080,396	5.1%
Capital Ventures International(4)	49,569,773	5.0%
Named Executive Officers & Directors
Elon Musk(1)	244,018,640	23.1%
Zachary J. Kirkhorn(5)	523,058	*
Jerome Guillen(6)(7)	95,090	*
Andrew Baglino(8)	214,269	*
Robyn Denholm(9)	726,659	*
Ira Ehrenpreis(10)	858,820	*
Lawrence J. Ellison(11)	15,228,474	1.5%
Antonio Gracias(12)	1,645,428	*
Hiromichi Mizuno(13)	117,230	*
James Murdoch(14)	474,097	*
Kimbal Musk(15)	796,990	*
Kathleen Wilson-Thompson(16)	205,972	*
All current executive officers and directors as a group (12 persons)(17)	264,904,727	25.0%

*	Represents beneficial ownership of less than 1%.
(1)

Includes (i) 170,492,985 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003 and (ii) 73,525,655 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after June 30, 2021. Includes 88,331,125 shares pledged as collateral to secure certain personal indebtedness.

(2)

Includes shares beneficially owned by The Vanguard Group, of which The Vanguard Group has shared voting power over 1,305,269 shares, sole dispositive power over 54,445,577 shares and shared dispositive power over 3,368,733 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on Schedule 13G of The Vanguard Group filed on February 10, 2021, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(3)

Includes shares beneficially owned by BlackRock, Inc., of which Blackrock, Inc. has sole voting power over 43,700,653 shares and sole dispositive power over 50,080,396 shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055. The foregoing information is based solely on Schedule 13G of Blackrock, Inc. filed on February 5, 2021, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(4)

Includes 187,272 shares beneficially owned by Capital Ventures International, 14,668 shares beneficially owned by Darby Financial Products, 4,261,126 shares beneficially owned by Susquehanna Investment Group, and 45,106,707 shares beneficially owned by Susquehanna Securities, LLC. Susquehanna Advisors Group, Inc. is the investment manager to Capital Ventures International, and therefore may be deemed to beneficially own the shares owned by Capital Ventures International. Susquehanna Investment Group and Susquehanna Securities, LLC are affiliated independent broker-dealers which, together with Capital Ventures International, Darby Financial Products and Susquehanna Advisors Group, Inc., may be deemed to be a group (the “Capital Ventures Group”). The address for Capital Ventures International is P.O. Box 897, Windward 1, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1103, Cayman Islands. The address of each of Darby Financial Products, Susquehanna Advisors Group, Inc., Susquehanna Investment Group and Susquehanna Securities, LLC is 401 E. City Ave, Suite 220, Bala Cynwyd, PA 19004. The foregoing information is based solely on Amendment No. 2 to Schedule 13G filed on February 16, 2021 jointly by the Capital Ventures Group, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(5)	Includes 466,301 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(6)	Mr. Guillen departed Tesla effective June 2021. His beneficial ownership information is partially based on his most recent Form 4, which was filed on May 12, 2021
(7)	Includes 44,492 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(8)	Includes 195,772 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(9)	Includes 721,659 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(10)	Includes 740,000 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(11)	Includes 222,224 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(12)

Includes (i) 1,304,390 shares owned by AJG Growth Fund LLC (“Growth Fund”), including 1,304,285 shares are pledged as collateral to secure certain personal indebtedness, and (ii) 338,493 shares issuable upon exercise of options exercisable within 60 days of June 30, 2021. Mr. Gracias is the fund manager for Growth Fund. The address for this entity is 875 North Michigan Avenue, Suite 3214, Chicago, IL 60611.

(13)	Includes 117,230 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(14)	Includes (i) 52,425 shares held by the Seven Hills Trust and (ii) 421,672 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(15)	Includes 197,250 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021. Includes 599,740 shares pledged as collateral to secure certain personal indebtedness.
(16)	Includes 204,172 shares issuable upon exercise of options exercisable within 60 days after June 30, 2021.
(17)	Includes 77,194,920 shares issuable upon exercise of options held by our current executive officers and directors within 60 days after June 30, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Tesla’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Tesla is responsible for establishing and maintaining internal controls and for preparing Tesla’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Tesla management and with PricewaterhouseCoopers LLP, Tesla’s independent registered public accounting firm;
•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the United States Securities and Exchange Commission.

Members of the Audit Committee:

Robyn Denholm (Chair)
Antonio Gracias
Hiromichi Mizuno
James Murdoch

OTHER MATTERS

Tesla knows of no other matters to be submitted at the 2021 Annual Meeting. If any other matters properly come before the 2021 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2021 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

August 26, 2021

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TESLA, INC.

ARTICLE I

The name of the corporation is Tesla ~~Motors~~, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the corporation is authorized to issue is 2,100,000,000 shares, consisting of 2,000,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Article IV.

4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of incorporation (this “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the DGCL the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

5.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

5.2 Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the corporation shall be fixed solely by resolution of the Board of Directors.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, ~~effective upon the closing date (the “Effective Date”) of the initial sale of shares of common stock in the corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended,~~ the directors of the corporation shall be divided into ~~three~~two classes as nearly equal in size as is practicable, hereby designated Class I and~~,~~ Class II ~~and Class III~~. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the ~~first~~ regularly-scheduled annual meeting of the stockholders ~~following the Effective Date~~held in 2022, and the term of office of the initial Class II directors shall expire at the ~~second~~regularly-scheduled annual meeting of the stockholders ~~following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date~~held in 2023. At each annual meeting of stockholders, commencing with the ~~first~~ regularly-scheduled annual meeting of stockholders ~~following the Effective Date~~held in 2022, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the ~~third~~second annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors ~~among~~between the classes as to make ~~all~~both classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d) Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

5.3 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the corporation only for cause.

5.4 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VII

7.1 No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

7.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

ARTICLE VIII

8.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8.2 Indemnification. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, the corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the corporation (and any other persons to which the DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

ARTICLE IX

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. ~~Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).~~

APPENDIX B

AMENDED AND RESTATED BYLAWS OF

TESLA, INC.

ARTICLE I — CORPORATE OFFICES

1.1     REGISTERED OFFICE

The registered office of Tesla, Inc. shall be fixed in the corporation’s certificate of incorporation.  References in these bylaws to the certificate of incorporation shall mean the certificate of incorporation of the corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

1.2     OTHER OFFICES

The corporation’s board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1     PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.

2.2     ANNUAL MEETING

The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the corporation’s notice of the meeting.  At the annual meeting, directors shall be elected and any other proper business may be transacted.

2.3     SPECIAL MEETING

(i)    A special meeting of the stockholders, other than those required by statute, may be called at any time only by (A) the board of directors, (B) the chairperson of the board of directors, (C) the chief executive officer or (D) the president (in the absence of a chief executive officer).  A special meeting of the stockholders may not be called by any other person or persons. The board of directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(ii)   The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or the president (in the absence of a chief executive officer). Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

2.4     ADVANCE NOTICE PROCEDURES

(i)     Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities and Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations), and included in the notice of meeting given by or at the direction of the board of directors, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a)    To comply with clause (C) of Section 2.4(i) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “1934 Act”).

(b)    To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c)    Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii)    Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the board of directors of the corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a stockholder of the corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the corporation.

(a)   To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the corporation at the principal executive offices of the corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above.

(b)   To be in proper written form, such stockholder’s notice to the secretary must set forth:

(1)   as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (F) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2)   as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(c)    At the request of the board of directors, any person nominated by a stockholder for election or re-election as a director must furnish to the secretary of the corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the corporation under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the corporation and (3) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d)    Without exception, no person shall be eligible for election or re-election as a director of the corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii)    Advance Notice of Director Nominations for Special Meetings.

(a)    For a special meeting of stockholders at which directors are to be elected or re-elected, nominations of persons for election or re-election to the board of directors shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii) and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c) above. To be timely, such notice must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or re-elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

(b)    The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(iv)    Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a)    a stockholder to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(b)    the corporation to omit a proposal from the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

2.5     NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6     QUORUM

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.  Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7     ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8     CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.  The chairperson of any meeting of stockholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the board and the chief executive officer), or in their absence any other executive officer of the corporation, shall serve as chairperson of the stockholder meeting.

2.9     VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise required by law, the certificate of incorporation or these bylaws, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, provided, however, that the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors and cast in the election of directors at any meeting of stockholders for which (i) the secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 2.4 of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date Company first mails its notice of meeting for such meeting to the stockholders. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation or these bylaws.

2.10     STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

2.11     RECORD DATES

In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

2.12     PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person.

2.13     LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date.  The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.14     INSPECTORS OF ELECTION

Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots.

In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

ARTICLE III — DIRECTORS

3.1     POWERS

The business and affairs of the corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2     NUMBER OF DIRECTORS

The board of directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3     ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.4     RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5     PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6     REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

3.7     SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i)     delivered personally by hand, by courier or by telephone;

(ii)    sent by United States first-class mail, postage prepaid;

(iii)   sent by facsimile; or

(iv)   sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.

3.8     QUORUM; VOTING

At all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.  In the event a director or directors abstain or are disqualified from a vote, the majority vote of the director or the directors thereof not abstaining or disqualified from voting, whether or not such director or directors constitute a quorum, shall be the act of the board of directors.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9     BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10     FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.

3.11     REMOVAL OF DIRECTORS

A director may be removed from office by the stockholders of the corporation only for cause.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV — COMMITTEES

4.1     COMMITTEES OF DIRECTORS

The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.  In the event a member or members of a committee abstain or are disqualified from a vote, the majority vote of the member or members thereof not abstaining or disqualified from voting, whether or not such member or members constitute a quorum, shall be the act of such committee. Any such committee, to the extent provided in the resolution of the board of directors or in these bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation.

4.2     COMMITTEE MINUTES

Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3     MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)    Section 3.5 (place of meetings and meetings by telephone);

(ii)   Section 3.6 (regular meetings);

(iii)  Section 3.7 (special meetings; notice);

(iv)  Section 3.8 (quorum; voting);

(v)   Section 3.9 (action without a meeting); and

(vi)  Section 7.5 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members. However:

(i)    the time of regular meetings of committees may be determined by resolution of the committee;

(ii)   special meetings of committees may also be called by resolution of the committee; and

(iii)  notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4     SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V — OFFICERS

5.1     OFFICERS

The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2     APPOINTMENT OF OFFICERS

The board of directors shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Section 5 for the regular election to such office.

5.3     SUBORDINATE OFFICERS

The board of directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4     REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board of directors or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written or electronic notice to the corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5     VACANCIES IN OFFICES

Any vacancy occurring in any office of the corporation shall be filled by the board of directors or as provided in Section 5.3.

5.6     REPRESENTATION OF SHARES OF OTHER CORPORATIONS

The chairperson of the board of directors, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7     AUTHORITY AND DUTIES OF OFFICERS

All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.

5.8     THE CHAIRPERSON OF THE BOARD

The chairperson of the board shall have the powers and duties customarily and usually associated with the office of the chairperson of the board. The chairperson of the board shall preside at meetings of the stockholders and of the board of directors.

5.9     THE VICE CHAIRPERSON OF THE BOARD

The vice chairperson of the board shall have the powers and duties customarily and usually associated with the office of the vice chairperson of the board.  In the case of absence or disability of the chairperson of the board, the vice chairperson of the board shall perform the duties and exercise the powers of the chairperson of the board.

5.10    THE CHIEF EXECUTIVE OFFICER

The chief executive officer shall have, subject to the supervision, direction and control of the board of directors, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the corporation customarily and usually associated with the position of chief executive officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the corporation.  If at any time the office of the chairperson and vice chairperson of the board shall not be filled, or in the event of the temporary absence or disability of the chairperson of the board and the vice chairperson of the board, the chief executive officer shall perform the duties and exercise the powers of the chairperson of the board unless otherwise determined by the board of directors.

5.11    THE PRESIDENT

The president shall have, subject to the supervision, direction and control of the board of directors, the general powers and duties of supervision, direction and management of the affairs and business of the corporation customarily and usually associated with the position of president.  The president shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board or the chief executive officer.  In the event of the absence or disability of the chief executive officer, the president shall perform the duties and exercise the powers of the chief executive officer unless otherwise determined by the board of directors.

5.12    THE VICE PRESIDENTS AND ASSISTANT VICE PRESIDENTS

Each vice president and assistant vice president shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer or the president.

5.13    THE SECRETARY AND ASSISTANT SECRETARIES

(i)    The secretary shall attend meetings of the board of directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose.  The secretary shall have all such further powers and duties as are customarily and usually associated with the position of secretary or as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer or the president.

(ii)    Each assistant secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer, the president or the secretary.  In the event of the absence, inability or refusal to act of the secretary, the assistant secretary (or if there shall be more than one, the assistant secretaries in the order determined by the board of directors) shall perform the duties and exercise the powers of the secretary.

5.14    THE CHIEF FINANCIAL OFFICER AND ASSISTANT TREASURERS

(i)    The chief financial officer shall be the treasurer of the corporation.  The chief financial officer shall have custody of the corporation’s funds and securities, shall be responsible for maintaining the corporation’s accounting records and statements, shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.  The chief financial officer shall also maintain adequate records of all assets, liabilities and transactions of the corporation and shall assure that adequate audits thereof are currently and regularly made.  The chief financial officer shall have all such further powers and duties as are customarily and usually associated with the position of chief financial officer, or as may from time to time be assigned to him or her by the board of directors, the chairperson, the chief executive officer or the president.

(ii)    Each assistant treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chief executive officer, the president or the chief financial officer.  In the event of the absence, inability or refusal to act of the chief financial officer, the assistant treasurer (or if there shall be more than one, the assistant treasurers in the order determined by the board of directors) shall perform the duties and exercise the powers of the chief financial officer.

ARTICLE VI — STOCK

6.1     STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by the chairperson of the board of directors or vice-chairperson of the board of directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have power to issue a certificate in bearer form.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2     SPECIAL DESIGNATION ON CERTIFICATES

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3     LOST, STOLEN OR DESTROYED CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4     DIVIDENDS

The board of directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the certificate of incorporation.

The board of directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

6.5     TRANSFER OF STOCK

Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the certificate of incorporation, these bylaws, applicable law or contract.

6.6     STOCK TRANSFER AGREEMENTS

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7     REGISTERED STOCKHOLDERS

The corporation:

(i)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)   shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)  shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1     NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the corporation’s records. An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2     NOTICE BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if:

(i)    the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and

(ii)   such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)    if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)   if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii)  if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)  if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.3     NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4     NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.5     WAIVER OF NOTICE

Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the board of directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII — INDEMNIFICATION

8.1     Indemnification of Directors and Officers in Third Party Proceedings

Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director of the corporation or an officer of the corporation, or while a director of the corporation or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2     Indemnification of Directors and Officers in Actions by or in the Right of the CORPORATION

Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3     Successful Defense

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4     Indemnification of Others

Subject to the other provisions of this Article VIII, the corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the board of determines.

8.5     Advanced Payment of Expenses

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems reasonably appropriate and shall be subject to the corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the corporation.

8.6     Limitation on Indemnification

Subject to the requirements in Section 8.3 and the DGCL, the corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)   for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii)  for any reimbursement of the corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv)  initiated by such person against the corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v)   if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforcebable.

8.7     Determination; Claim

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8     Non-Exclusivity of Rights

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9     Insurance

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10     Survival

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11     Effect of Repeal or Modification

Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12     Certain Definitions

For purposes of this Article VIII, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VIII.

ARTICLE IX — GENERAL MATTERS

9.1     EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2     FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

9.3     SEAL

The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4     CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE X — AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote~~; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw)~~.  The board of directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

ARTICLE XI — EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the corporation or any current or former director or officer or other employee of the corporation arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time), (iv) any action asserting a claim related to or involving the corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be a state court within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

TESLA Vote 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 512333 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 JNT C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by October 7, 2021 at 01:00 A.M., Central Time. Online Go to www.envisionreports.com/TSLA or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TSLA Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03I2KD Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card 123456789012345 A-Proposals- The Board recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, NO recommendation for Proposal 3, FOR Proposal 4, AGAINST Proposals 5, 6, 7, 8 and 9.A 2. Tesla proposal for adoption of amendments to certificate of incorporation to reduce director terms to two years. 3. Tesla proposal for adoption of amendments to certificate of incorporation and bylaws to eliminate applicable supermajority voting requirements. 1. Election of two Class II Director Nominees of Tesla: 01 - James Murdoch For Against Abstain 02 - Kimbal Musk For Against Abstain For Against Abstain 4. Tesla proposal to ratify the appointment of independent registered public accounting firm. 5. Stockholder proposal regarding reduction of director terms to one year. 6. Stockholder proposal regarding additional reporting on diversity and inclusion efforts. 7. Stockholder proposal regarding reporting on employee arbitration. For Against Abstain 8. Stockholder proposal regarding assigning responsibility for strategic oversight of human capital management to an independent board-level committee. 9. Stockholder proposal regarding additional reporting on human rights.1UPX

2021 Annual Meeting Admission Ticket 2021 Annual Meeting of Tesla, Inc. Stockholders October 7, 2021 at 2:30 p.m. PDT Tesla Fremont Factory 45500 Fremont Boulevard, Fremont, CA 94538 Upon arrival, please present this admission ticket and photo identification at the registration desk. We will continue to monitor public health and travel safety protocols and, if necessary, we will change the date, time, location and/or format of the 2021 Annual Meeting. If we do so, we will publicly announce any such changes in advance, such as through a press release and/or a filing with the SEC. From San Jose via I-880 North Take I-880 North toward Oakland. Take Fremont Blvd exit. Keep right onto Fremont Blvd. Tesla is on your right. From San Francisco via I-80 East Take I-80 East toward Bay Bridge/Oakland. Merge onto I-880 South toward Alameda/San Jose/Airport. Take Fremont Blvd exit. Turn left onto Fremont Blvd. Tesla is on your right. From Palo Alto via US-101 South Take US-101 South toward San Jose. Merge onto CA-237 East toward Alviso/Milpitas. Merge onto I-880 North toward Oakland. Take Fremont Blvd exit. Keep right onto Fremont Blvd. Tesla is on your right. From Saratoga via CA-85 North Take CA-85 North toward Mountain View. Merge onto CA-237 East toward Alviso/Milpitas. Merge onto I-880 North toward Oakland. Take Fremont Blvd exit. Keep right onto Fremont Blvd. Tesla is on your right. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Tesla, Inc. Notice of 2021 Annual Meeting of Stockholders Tesla Fremont Factory - 45500 Fremont Boulevard, Fremont, CA 94538 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting – October 7, 2021 at 2:30 p.m. PDT Elon Musk and Zachary Kirkhorn, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Tesla, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 p.m. Pacific Time on October 7, 2021, or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as specified on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder.  If no such directions are indicated, the Proxies will have the authority to vote FOR all nominees in Proposal 1, FOR Proposal 2, Proposal 3 will be UNCAST, FOR Proposal 4, and AGAINST Proposals 5, 6, 7, 8 and 9. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting. (Items to be voted appear on reverse side.) C Non-Voting Items Change of Address — Please print new address below. Comments— Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.